UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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LEHMAN BROTHERS HOLDING INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 26, 2007

Dear Stockholder,

The 2007 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. will be held on Thursday, April 12, 2007, at 10:30 a.m. (New York time) at our global headquarters, 745 Seventh Avenue, New York, New York 10019, on the Concourse Level in the Allan S. Kaplan Auditorium. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. You are cordially invited to attend.

All holders of record of the Company’s outstanding shares of Common Stock as of the close of business on February 12, 2007 will be entitled to vote at the Annual Meeting. It is important that your shares be represented at the meeting. You will be asked to (i) elect ten Directors for one-year terms; (ii) ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year by the Audit Committee of the Board of Directors; (iii) approve an amendment to the Company’s 2005 Stock Incentive Plan; and (iv) consider a stockholder proposal. Accordingly, we request that you promptly sign, date and return the enclosed proxy card, or register your vote online or by telephone according to the instructions on the proxy card, regardless of the number of shares you hold.

Very truly yours,

Richard S. Fuld, Jr.
Chairman and Chief Executive Officer

LEHMAN BROTHERS HOLDINGS INC.

Notice of 2007 Annual Meeting of Stockholders

To the Stockholders of Lehman Brothers Holdings Inc.:

The 2007 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. (the “Company”) will be held on Thursday, April 12, 2007, at 10:30 a.m. (New York time) at the Company’s global headquarters, 745 Seventh Avenue, New York, New York 10019, on the Concourse Level in the Allan S. Kaplan Auditorium, to:

1.                 Elect ten Directors for one-year terms;

2.                 Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year by the Audit Committee of the Board of Directors;

3.                 Approve an amendment to the Company’s 2005 Stock Incentive Plan;

4.                 Consider a stockholder proposal; and

5.                 Act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

Common stockholders of record as of the close of business on February 12, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The Company will admit to the Annual Meeting (1) all stockholders of record as of the close of business on February 12, 2007, (2) persons holding proof of beneficial ownership as of such date, such as a letter or account statement from the person’s broker, (3) persons who have been granted proxies, and (4) such other persons that the Company, in its sole discretion, may elect to admit. All persons wishing to be admitted must present photo identification. If you plan to attend the Annual Meeting, please check the appropriate box on your proxy card or register your intention when voting online or by telephone according to the instructions provided.

A copy of the Company’s 2006 Annual Report to Stockholders is enclosed herewith for all stockholders other than Lehman Brothers employees, to whom the Annual Report is being separately distributed.

By Order of the Board of Directors

Jeffrey A. Welikson
Corporate Secretary

New York, New York

February 26, 2007

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE, OR REGISTER YOUR VOTE ONLINE OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

LEHMAN BROTHERS HOLDINGS INC.
745 SEVENTH AVENUE
NEW YORK, NEW YORK 10019

Proxy Statement

February 26, 2007

INTRODUCTION

Vote by Proxy

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Lehman Brothers Holdings Inc. (the “Company” and, together with its subsidiaries, the “Firm”) for use at the 2007 Annual Meeting of Stockholders of the Company, to be held on Thursday, April 12, 2007 at 10:30 a.m. (New York time), or any adjournment thereof (the “Annual Meeting”). The Company expects to mail this Proxy Statement and the accompanying proxy card on or about February 26, 2007 to the Company’s common stockholders of record as of the close of business on February 12, 2007 (the “Stockholders”).

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend in person, you are urged to complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed, prepaid envelope, or to vote your shares online or by telephone according to the instructions on the proxy card. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted at the Annual Meeting by (i) giving written notice to the Corporate Secretary of the Company, (ii) subsequently filing a later dated proxy, or (iii) attending the Annual Meeting and voting in person. Please note that attendance at the meeting will not by itself revoke a proxy.

The enclosed proxy indicates on its face the number of shares of common stock registered in the name of each Stockholder as of the close of business on February 12, 2007 (the “Record Date”). Proxies furnished to any Firm employee also indicate the following amounts, as applicable:

•                     The amount of shares held by the employee under either the Lehman Brothers Holdings Inc. Employee Stock Purchase Plan (the “Lehman ESPP”) or the Neuberger Berman Inc. Employee Stock Purchase Plan (the “Neuberger ESPP”);

•                     The amount of restricted stock unit awards (“RSUs”) granted to the employee pursuant to various of the Incentive Plans (as defined below), a portion of the underlying shares for which are held in, and will be voted in accordance with the employee’s instructions by, the 1997 Trust Under Lehman Brothers Holdings Inc. Incentive Plans (the “Incentive Plans Trust”);

•                     The amount of shares held by the employee under the Lehman Brothers Savings Plan (the “Savings Plan”);

•                     The amount of restricted shares held by the employee pursuant to the 1999 Neuberger Berman Inc. Long-Term Incentive Plan (the “Neuberger LTIP”); and

•                     The amount of shares held by the employee in a brokerage account at Lehman Brothers Inc. (“LBI”) or Neuberger Berman, LLC (“NBLLC”), each of which is a wholly-owned subsidiary of the Company, and/or a brokerage account at Fidelity Brokerage Services LLC (“Fidelity Brokerage”).

Proxies returned by employees holding restricted stock units related to shares held in the Incentive Plans Trust will be considered to be voting instructions returned to the Incentive Plans Trust trustee (the “Incentive Plans Trustee”) with respect to the number of shares determined pursuant to the terms of the agreement governing the Incentive Plans Trust, as described below under “The Voting Stock.” Proxies returned by employees holding shares in the Savings Plan will be considered to be voting instructions returned to the Savings Plan trustee (the “Savings Plan Trustee”) with respect to such shares, and Savings Plan shares for which no proxies are returned shall be voted in the same proportions as Savings Plan shares for which proxies are returned, as described below under “The Voting Stock.” Proxies returned by employees holding shares in a LBI, NBLLC or Fidelity Brokerage account will be considered to be voting instructions returned to LBI, NBLLC or Fidelity Brokerage, as applicable, with respect to such shares. Except with respect to Savings Plan shares, no voting instructions will be confidential.

General

Unless contrary instructions are indicated, all shares represented by valid proxies at the Annual Meeting will be voted as follows:

FOR the election of the ten nominees named to the Board of Directors;

FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year by the Audit Committee of the Board of Directors;

FOR the amendment of the Company’s 2005 Stock Incentive Plan (the “2005 SIP”);

AGAINST the stockholder proposal; and

otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

In the event a Stockholder specifies a different choice on the proxy or by online or telephone vote, his or her shares will be voted in accordance with such voting instructions.

The Company’s 2006 Annual Report to Stockholders is being distributed to Stockholders in connection with this solicitation. A paper copy (exclusive of exhibits) of the Company’s 2006 Form 10-K as filed with the Securities and Exchange Commission (the “SEC”) may be obtained without charge by writing to: Lehman Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019, Attention: Corporate Secretary, or by contacting the Company through its web site at http://www.lehman.com/contactus/. The Company’s 2006 Annual Report and 2006 Form 10-K are also accessible through the Lehman Brothers web site at http://www.lehman.com.

Voting Requirements

Following are the votes required to approve each matter to be considered by Stockholders at the Annual Meeting:

Election of Directors. In December 2006, the Board of Directors approved an amendment to the Company’s By-Laws, which changed the vote standard for the election of Directors in uncontested elections from a plurality standard to a majority of votes cast standard. As a result, each Director must be elected by a majority of the votes cast by the Stockholders represented in person or by proxy at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director (with abstentions and broker non-votes not counted as a vote cast with respect to that Director). The Board of Directors has amended the Company’s Corporate Governance Guidelines to require any incumbent director who is not elected to the Board of Directors in a non-contested election to promptly tender his or her resignation.

Ratification of the Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the majority of the shares of common stock present in person or by proxy at the Annual Meeting is required to ratify the selection of the independent registered public accounting firm. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact on such matter since shares that have not been voted by brokers are not considered “shares present” for voting purposes.

Amendment of the 2005 Stock Incentive Plan. The affirmative vote of the majority of the shares of common stock present in person or by proxy at the Annual Meeting is required to amend the 2005 SIP, provided that a majority of the outstanding shares of common stock are voted on the proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes are not considered “shares present” for voting purposes, but may affect the voting to the extent that the broker non-votes cause less than a majority of the outstanding shares of common stock to be voted on the matter.

Stockholder Proposal. The affirmative vote of the majority of the shares of common stock present in person or by proxy at the Annual Meeting is required for adoption of the stockholder proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact on this matter since they are not considered “shares present” for voting purposes.

Broker Authority to Vote. If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares under the following circumstances:

•       Discretionary items. The election of Directors and ratification of the selection of the independent registered public accounting firm are “discretionary” items. Member brokers that do not receive instructions from beneficial owners may vote on these proposals in the following manner: (1) the Company’s wholly-owned subsidiaries, LBI or NBLLC, or other affiliates of the Company who are New York Stock Exchange, Inc. (“NYSE”) member brokers may vote your shares only in the same proportion as the votes cast by all Stockholders with respect to each such matter; and (2) all other NYSE member brokers may vote your shares in their discretion.

•       Non-discretionary items. Approval of the amendment of the 2005 SIP and of the stockholder proposal are “non-discretionary” items and may not be voted on by NYSE member brokers, including LBI and NBLLC, who have not received specific voting instructions from beneficial owners.

Cost of Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers or employees of the Company in person, by telephone or by other means of communication, for which no additional compensation will be paid. The Company has engaged the firm of Georgeson Inc. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson Inc. a fee of $25,000 plus expenses for its services.

The Company also will reimburse brokerage houses, including LBI and NBLLC, and other custodians, nominees and fiduciaries for their reasonable expenses, in accordance with the rules and regulations of the SEC, the NYSE and other exchanges, in sending proxies and proxy materials to the beneficial owners of shares of the Company’s common stock.

The Voting Stock

The Company’s Common Stock, par value $.10 per share (the “Common Stock”), is its only class of voting stock. As of the Record Date, 539,285,079 shares of Common Stock (exclusive of 71,607,613 shares held in treasury) were outstanding. Stockholders are entitled to one vote per share with respect to each matter to be voted on at the Annual Meeting. There is no cumulative voting provision applicable to the Common Stock.

The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock outstanding on the Record Date shall constitute a quorum.

The Incentive Plans Trust holds shares of Common Stock (“Trust Shares”) issuable to future, current and former employees of the Company in connection with the granting to such employees of RSUs under the Neuberger LTIP, the Company’s Employee Incentive Plan (the “EIP”), the Company’s 1994 Management Ownership Plan (the “1994 Plan”), the Company’s 1996 Management Ownership Plan (the “1996 Plan”) and the 2005 SIP (together with the Neuberger LTIP, EIP, 1994 Plan and 1996 Plan, the “Incentive Plans”). The Incentive Plans Trustee will vote or abstain from voting all Trust Shares in the same proportions as the RSUs in respect of which it has received voting instructions from current employees who have received RSUs under the Incentive Plans (“Current Participants”). As of the Record Date, 78,648,501 Trust Shares (representing 14.6% of the votes entitled to be cast at the Annual Meeting) were held by the Incentive Plans Trust and 121,739,786 RSUs were held by Current Participants.

The Savings Plan Trustee will vote or abstain from voting any Savings Plan shares for which proxy instructions are received in accordance with such instructions, and will vote or abstain from voting any Savings Plan shares for which no proxy instructions are received in the same proportions as the Savings Plan shares for which it has received instructions. As of the Record Date, 3,579,375 Savings Plan shares (representing 0.7% of the votes entitled to be cast at the Annual Meeting) were held by the Savings Plan Trustee.

Stockholders Entitled to Vote

Only common stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

To the knowledge of management, except for the Incentive Plans Trust (described above) and as described below, no person beneficially owned more than five percent of the Common Stock as of the Record Date.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock (a)
Marsico Capital Management, LLC 1200 17th Street, Suite 1600 Denver, Colorado 80202	28,726,159(b)	5.33
ClearBridge Advisors, LLC and related parties 399 Park Avenue New York, New York 10022	28,582,798(c)	5.30

(a)           Percentage is calculated in accordance with applicable SEC rules and is based on the number of shares issued and outstanding on the Record Date.

(b)          According to a Schedule 13G dated February 13, 2007, Marsico Capital Management, LLC beneficially owns 28,726,159 shares of Common Stock and has sole voting power with respect to 25,017,234 of such shares and sole dispositive power with respect to all of such shares.

(c)           According to a Schedule 13G/A dated February 8, 2007 jointly filed by ClearBridge Advisors, LLC, ClearBridge Asset Management, Inc. and Smith Barney Fund Management LLC: (a) ClearBridge Advisors, LLC beneficially owns 27,158,617 shares of Common Stock and has shared voting power with respect to 25,937,213 of such shares and shared dispositive power with respect to all of such shares; (b) ClearBridge Asset Management, Inc. beneficially owns 1,070,669 shares of Common Stock and has shared voting power with respect to 42,088 of such shares and shared dispositive power with respect to all of such shares; and (c) Smith Barney Fund Management LLC beneficially owns 353,512 shares of Common Stock and has shared voting power and shared dispositive power with respect to all of such shares.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors presently consists of ten members. In 2006, the Company declassified its Board of Directors. As a result, all of the Company’s Directors are now elected annually for a one-year term expiring at the Annual Meeting of Stockholders in the following year. Each Director will hold office until his or her successor has been elected and qualified or until the Director’s earlier resignation or removal.

Except as stated in the following sentence, the persons specified on the enclosed proxy card intend to vote for the nominees listed below, each of whom has consented to being named in this Proxy Statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any such nominee is unable to serve.

The Board of Directors unanimously recommends a vote FOR all Nominees.

The following information is provided with respect to the nominees for Director. Italicized wording indicates principal occupation(s). As discussed below under “Director Independence”, the Board of Directors has determined in accordance with the corporate governance rules of the NYSE that Michael L. Ainslie, John F. Akers, Roger S. Berlind, Thomas H. Cruikshank, Marsha Johnson Evans, Sir Christopher Gent, Roland A. Hernandez, Henry Kaufman and John D. Macomber are independent and have no material relationships with the Firm.

NOMINEES FOR ELECTION AS DIRECTORS

MICHAEL L. AINSLIE	Director since 1996	Age: 63

Private Investor and Former President and Chief Executive Officer of Sotheby’s Holdings. Mr. Ainslie, a private investor, is the former President, Chief Executive Officer and a Director of Sotheby’s Holdings. He was Chief Executive Officer of Sotheby’s from 1984 to 1994. From 1980 to 1984, he was President and Chief Executive Officer of the National Trust for Historic Preservation. From 1975 to 1980, he was Chief Operating Officer of N-Ren Corp., a Cincinnati-based chemical manufacturer. From 1971 to 1975, he was President of Palmas Del Mar, a real estate development company. He began his career as an associate with McKinsey & Company. Mr. Ainslie is a Director of the St. Joe Company and Lehman Brothers Bank, FSB. He is a Trustee of Vanderbilt University and Chairman of The Posse Foundation, Inc. Mr. Ainslie serves as a member of the Audit Committee.

JOHN F. AKERS	Director since 1996	Age: 72

Retired Chairman of International Business Machines Corporation. Mr. Akers, a private investor, is the retired Chairman of the Board of Directors of International Business Machines Corporation. Mr. Akers served as Chairman of the Board of Directors and Chief Executive Officer of IBM from 1985 until his retirement in 1993, completing a 33-year career with IBM. Mr. Akers is a Director of W. R. Grace & Co. and PepsiCo, Inc. He is a former member of the Board of Trustees of the California Institute of Technology and The Metropolitan Museum of Art, as well as the former Chairman of the Board of Governors of United Way of America. Mr. Akers was also a member of former President George Bush’s Education Policy Advisory Committee. Mr. Akers serves as the Chairman of the Compensation and Benefits Committee and as a member of the Finance and Risk Committee.

ROGER S. BERLIND	Director since 1985	Age: 76

Theatrical Producer. Mr. Berlind, who is also a private investor, has been a theatrical producer and principal of Berlind Productions since 1981. Mr. Berlind is also a Governor of the League of American Theaters and Producers and has served as a Trustee of Princeton University, the Eugene O’Neill Theater Center and the American Academy of Dramatic Arts. Mr. Berlind serves as a member of the Audit Committee and the Finance and Risk Committee.

THOMAS H. CRUIKSHANK	Director since 1996	Age: 75

Retired Chairman and Chief Executive Officer of Halliburton Company. Mr. Cruikshank was the Chairman and Chief Executive Officer of Halliburton Company, a major petroleum industry service company, from 1989 to 1995, was President and Chief Executive Officer of Halliburton from 1983 to 1989, and served as a Director of Halliburton from 1977 to 1996. He joined Halliburton in 1969, and served in various senior accounting and finance positions before being named Chief Executive Officer. Mr. Cruikshank is a Director of LBI. Mr. Cruikshank serves as the Chairman of the Audit Committee and as a member of the Nominating and Corporate Governance Committee.

MARSHA JOHNSON EVANS	Director since 2004	Age: 59

Rear Admiral, U.S. Navy (Retired). Ms. Evans served as President and Chief Executive Officer of the American Red Cross from August 2002 to December 2005. She previously served as National Executive Director of Girl Scouts of the USA from January 1998 until July 2002. Ms. Evans was a career officer in the United States Navy, retiring as a Rear Admiral in January 1998. She served as superintendent of the Naval Postgraduate School in Monterey, California from 1995 to 1998 and headed the Navy’s worldwide recruiting organization from 1993 to 1995. She is a director of Weight Watchers International, Inc., Huntsman Corporation and Office Depot, Inc. She also serves on the Advisory Boards for the Ladies Professional Golf Association and the Pew Partnership for Civic Change, a project of the Pew Charitable Trusts, and is a director of the Naval Academy Foundation and America’s Development Foundation. Ms. Evans serves as the Chairman of the Nominating and Corporate Governance Committee and as a member of the Compensation and Benefits Committee and the Finance and Risk Committee.

RICHARD S. FULD, JR.	Director since 1990	Age: 60

Chairman and Chief Executive Officer. Mr. Fuld has been Chairman of the Board of Directors of the Company and LBI since April 1994 and Chief Executive Officer of the Company and LBI since November 1993. Mr. Fuld serves as the Chairman of the Executive Committee. Mr. Fuld was President and Chief Operating Officer of the Company and LBI from March 1993 to April 1994 and was Co-President and Co-Chief Operating Officer of both corporations from January 1993 to March 1993. He was President and Co-Chief Executive Officer of the Lehman Brothers Division of Shearson Lehman Brothers Inc. from August 1990 to March 1993. Mr. Fuld was a Vice Chairman of Shearson Lehman Brothers from August 1984 until 1990 and has been a Director of LBI since 1984. Mr. Fuld joined Lehman Brothers in 1969. Mr. Fuld serves on the Board of Directors of the Federal Reserve Bank of New York and is a member of the Executive Committee of the Board of Directors of The Partnership for New York City. He is a member of the International Business Council of the World Economic Forum and The Business Council. In addition, he serves on the Board of Trustees of Middlebury College and on the Board of Directors of the Robin Hood Foundation.

SIR CHRISTOPHER GENT	Director since 2003	Age: 58

Non-Executive Chairman of GlaxoSmithKline plc. Sir Christopher Gent has been Non-Executive Chairman of GlaxoSmithKline plc since January 2005. He was Non-Executive Deputy Chairman of GlaxoSmithKline plc from June 2004 to January 2005. Prior to his retirement in July 2003, he had been a member of the Board of Directors of Vodafone Group Plc since August 1985 and its Chief Executive Officer since January 1997. Sir Christopher joined Vodafone as Managing Director of Vodafone Limited in January 1985 when the mobile phone service was first launched, and held that position until December 1996. Prior to joining Vodafone, Sir Christopher was Director of Network Services for ICL. In this role, he was Managing Director of Baric, a computer services company owned jointly by Barclays and ICL, and was responsible for ICL’s computer bureau services worldwide. Sir Christopher was Knighted for his services to the mobile telecommunications industry in 2001. He is a Director of Ferrari SpA, a member of the Financial Reporting Council, a Senior Advisor to Bain & Company, Inc. and a member of the Advisory Board of Reform. He served as the National Chairman of the Young Conservatives from 1977 to 1979, and was Vice President of the Computer Services Association Council at the time he left ICL. Sir Christopher serves as a member of the Audit Committee and the Compensation and Benefits Committee.

ROLAND A. HERNANDEZ	Director since 2005	Age: 49

Retired Chairman and Chief Executive Officer of Telemundo Group, Inc. Mr. Hernandez is the retired Chairman and Chief Executive Officer of Telemundo Group, Inc., a Spanish-language television station company, where he served from August 1998 to December 2000. From March 1995 to August 1998, he served as President and Chief Executive Officer of Telemundo Group, Inc. Prior to that position, Mr. Hernandez was founder and President of Interspan Communications, a company engaged in a variety of services related to Spanish-language media. Mr. Hernandez is also a Director of MGM Mirage, The Ryland Group, Inc., Vail Resorts, Inc. and Wal-Mart Stores, Inc. In addition, Mr. Hernandez serves on advisory boards for Harvard University’s David Rockefeller Center for Latin American Studies and Harvard Law School, as well as the board of Yale University’s President’s Council on International Activities. He is also a Dean’s Advisory Board Member for the University of Southern California’s Annenberg School for Communication. Mr. Hernandez serves as a member of the Finance and Risk Committee.

HENRY KAUFMAN	Director since 1995	Age: 79

President of Henry Kaufman & Company, Inc. Dr. Kaufman has been President of Henry Kaufman & Company, Inc., an investment management and economic and financial consulting firm, since 1988. For the previous 26 years, he was with Salomon Brothers Inc., where he was a Managing Director, Member of the Executive Committee, and in charge of Salomon’s four research departments. He was also a Vice Chairman of the parent company, Salomon Inc. Before joining Salomon Brothers, Dr. Kaufman was in commercial banking and served as an economist at the Federal Reserve Bank of New York. He is a Member (and the Chairman Emeritus) of the Board of Trustees of the Institute of International Education, a Member of the Board of Trustees of New York University, a Member (and the Chairman Emeritus) of the Board of Overseers of the Stern School of Business of New York University and a Member of the Board of Trustees of the Animal Medical Center. Dr. Kaufman is a Member of the International Advisory Committee of the Federal Reserve Bank of New York, a Member of the Advisory Committee to the Investment Committee of the International Monetary Fund Staff Retirement Plan, a Member of the Board of Governors of Tel-Aviv University and Treasurer (and former Trustee) of The Economic Club of New York. Dr. Kaufman serves as the Chairman of the Finance and Risk Committee.

JOHN D. MACOMBER	Director since 1994	Age: 79

Principal of JDM Investment Group. Mr. Macomber has been a Principal of JDM Investment Group, a private investment firm, since 1992. He was Chairman and President of the Export-Import Bank of the United States from 1989 to 1992, Chairman and Chief Executive Officer of Celanese Corporation from 1973 to 1986 and a Senior Partner at McKinsey & Company from 1954 to 1973. Mr. Macomber is a Director of Stem Cell Innovations, Inc. and Stewart & Stevenson LLC. He is Chairman of the Council for Excellence in Government and Vice Chairman of the Atlantic Council. He is a Trustee of the Carnegie Institution of Washington and the Folger Library. Mr. Macomber serves as a member of the Compensation and Benefits Committee, the Executive Committee and the Nominating and Corporate Governance Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

The Executive, Audit, Compensation and Benefits, Finance and Risk, and Nominating and Corporate Governance Committees of the Board of Directors are described below.

Executive Committee

The Executive Committee consists of Mr. Fuld, who chairs the Executive Committee, and Mr. Macomber. The Executive Committee has the authority, in the intervals between meetings of the Board of Directors, to exercise all the authority of the Board of Directors, except for those matters that the Delaware General Corporation Law or the Company’s Restated Certificate of Incorporation reserves to the full Board of Directors. The Executive Committee acted by unanimous written consent ten times during the fiscal year ended November 30, 2006 (“Fiscal 2006”).

Audit Committee

The Audit Committee consists of Mr. Cruikshank, who chairs the Audit Committee, Mr. Ainslie, Mr. Berlind and Sir Christopher Gent, all of whom have been determined by the Board of Directors to be independent directors under NYSE corporate governance rules and SEC rules. The Board of Directors has determined that Mr. Cruikshank is an “audit committee financial expert” as defined under SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which is accessible through the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov. The Audit Committee assists the Board of Directors in fulfilling its oversight of the quality and integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements. The Audit Committee is responsible for retaining (subject to stockholder ratification) and, as necessary, terminating, the independent registered public accounting firm. The Audit Committee annually reviews the qualifications, performance and independence of the independent registered public accounting firm and the audit plan, fees and audit results, and pre-approves audit and non-audit services to be performed by the independent registered public accounting firm and related fees. The Audit Committee also oversees the performance of the Company’s corporate audit and compliance functions. The Audit Committee held ten meetings during Fiscal 2006.

Compensation and Benefits Committee

The Compensation and Benefits Committee (the “Compensation Committee”) consists of Mr. Akers, who chairs the Compensation Committee, Ms. Evans, Sir Christopher Gent and Mr. Macomber, all of whom are independent under NYSE corporate governance rules. The Compensation Committee operates under a written charter adopted by the Board of Directors which is accessible through the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov. The Compensation Committee has general oversight responsibility with respect to compensation and benefits programs and compensation of the Company’s executives, including reviewing and approving compensation policies and practices, such as salary, cash incentive, RSUs, long-term incentive compensation and other programs, and grants under such plans. The Compensation Committee evaluates the performance of the Chief Executive Officer of the Company and other members of senior management and, based on such evaluation, reviews and approves the annual salary, bonus, share and option awards, other long-term incentives and other benefits to be paid to the Chief Executive Officer and such other members of senior management. The Compensation Committee held eight meetings and acted by unanimous written consent once during Fiscal 2006.

Finance and Risk Committee

The Finance and Risk Committee (the “Finance Committee”) consists of Dr. Kaufman, who chairs the Finance Committee, Mr. Akers, Mr. Berlind, Ms. Evans and Mr. Hernandez. The Finance Committee reviews and advises the Board of Directors on the financial policies and practices of the Company, including risk management. The Finance Committee also periodically reviews, among other things, major capital expenditure programs and significant capital transactions and recommends a dividend policy and Common Stock repurchase plan to the Board of Directors. The Finance Committee held two meetings during Fiscal 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of Ms. Evans, who chairs the Nominating Committee, Mr. Cruikshank and Mr. Macomber, all of whom are independent under NYSE corporate governance rules. The Nominating Committee operates under a written charter adopted by the Board of Directors which is accessible through the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov. The Nominating Committee is responsible for overseeing the Company’s corporate governance and recommending to the Board of Directors corporate governance principles applicable to the Company. The Nominating Committee also considers and makes recommendations to the Company’s Board of Directors with respect to the size and composition of the Board of Directors and its Committees and with respect to potential candidates for membership on the Board of Directors.

The Nominating Committee seeks Director candidates who possess personal characteristics consistent with those who:

•                     have demonstrated high ethical standards and integrity in their personal and professional dealings;

•                     possess high intelligence and wisdom;

•                     are financially literate (i.e., who know how to read a balance sheet, an income statement and a cash flow statement, and understand the use of financial ratios and other indices for evaluating company performance);

•                     ask for and use information to make informed judgments and assessments;

•                     approach others assertively, responsibly, and supportively, and who are willing to raise tough questions in a manner that encourages open discussion; and/or

•                     have a history of achievements that reflect high standards for themselves and others;

while retaining the flexibility to select those candidates whom it believes will best contribute to the overall performance of the Board of Directors. In addition, the Nominating Committee seeks candidates who will contribute knowledge, expertise or skills in at least one of the following core competencies, in order to promote a Board of Directors that possesses as a whole these core competencies:

•                     a record of making good business decisions;

•                     an understanding of management “best practices”;

•                     relevant industry-specific or other specialized knowledge;

•                     business experience in international markets;

•                     a history of motivating high-performing talent; and

•                     the skills and experience to provide strategic and management oversight, and to help maximize the long-term value of the Firm for its stockholders.

In connection with each annual meeting, and at such other times as it may become necessary to fill one or more seats on the Board, the Nominating Committee will consider in a timely fashion potential candidates for director that have been recommended by the Company’s Directors, Chief Executive Officer and other members of senior management, and stockholders. The Nominating Committee may also engage a third-party search firm as and when it deems appropriate to identify potential candidates for its consideration. The Nominating Committee will meet such number of times as it deems necessary to narrow the list of potential candidates, review any materials provided by stockholders or other parties in connection with the potential candidates and cause appropriate inquiries to be conducted into the backgrounds and qualifications of potential candidates in order to enable it to properly evaluate the candidates. During this process, the Nominating Committee also reports to and receives feedback from other outside Directors, and meets with and considers feedback from the Chief Executive Officer and other members of senior management, with respect to potential candidates. Interviews of potential candidates for nomination are conducted by members of the Nominating Committee, other outside Directors, the Chief Executive Officer and other members of senior management.

In evaluating any potential candidate, the Nominating Committee considers the extent to which the candidate has the personal characteristics and core competencies discussed above, and takes into account all other factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which a candidate would fill a present need on the Board of Directors. In addition, the Nominating Committee considers independence and potential conflicts issues with respect to Directors standing for re-election and other potential nominees, and whether any candidate has special interests that would impair his or her ability to effectively represent the interests of all stockholders. The Nominating Committee also takes into account the candidates’ current occupations and the number of other boards on which they serve in determining whether they would have the ability to devote sufficient time to carry out their duties as Directors.

As indicated above, the Nominating Committee will consider candidates for Director recommended by stockholders of the Company. The procedures for submitting stockholder recommendations are explained below under “Other Matters.”  The Nominating Committee held six meetings during Fiscal 2006.

NON-MANAGEMENT DIRECTORS

The Board of Directors has adopted a policy of regularly scheduled executive sessions where non-management Directors will meet independent of management. The non-management Directors held six executive sessions during Fiscal 2006. The presiding Director at the executive sessions is Mr. Macomber.

COMMUNICATIONS WITH DIRECTORS

Stockholders of the Company and other interested parties may communicate their concerns to the non-management Directors, by mail at Lehman Brothers, PO Box 5281, New York, NY 10150 or through the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov. Stockholders of the Company and other interested parties may communicate their concerns regarding Lehman Brothers’ accounting, internal accounting controls or auditing matters to the Audit Committee, by phone at: 1-800-393-8915 or 1-212-526-7250, by mail at Lehman Brothers, P.O. Box 5281, New York, NY 10150 or through the Lehman

Brothers web site at http://www.lehman.com/shareholder/corpgov. The full procedures regarding Communications With Non-Management Directors and Complaints About Accounting Matters are described on the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov.

ATTENDANCE AT MEETINGS BY DIRECTORS

The Board of Directors held eight meetings and acted by unanimous written consent one time during Fiscal 2006. During Fiscal 2006, each Director attended 75% or more of the aggregate of (a) the total number of meetings of the Board of Directors held during the period when he or she was a Director and (b) the total number of meetings held by all Committees of the Board on which he or she served during the period when he or she was a member. Overall Director attendance at Board and Board Committee meetings during Fiscal 2006 was 100%. The number of meetings held by each Committee during Fiscal 2006 is set forth above.

Each Director is expected to attend the Company’s Annual Meeting of Stockholders. Each Director attended the Company’s 2006 Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS

The following table shows, for the year ended November 30, 2006, the cash and other compensation paid or accrued and equity grants made to non-management members of the Board of Directors for services in all capacities. All stock prices and share amounts have been adjusted to reflect the April 28, 2006 stock split.

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards (a)	Option Awards(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation		Total
M. L. Ainslie	$100,000	$252,382	$0	$0	$56,000	(d)	$408,382
J. F. Akers	116,500	0	256,214	0	0		372,714
R. S. Berlind	105,000	252,382	0	0	0		357,382
T. H. Cruikshank	140,000	252,382	0	0	0		392,382
M. J. Evans	117,500	252,382	0	0	0		369,882
C. Gent	119,000	252,382	0	0	0		371,382
R. A. Hernandez	80,000	252,382	0	0	0		332,382
H. Kaufman	95,000	0	256,214	0	0		351,214
J. D. Macomber	126,500	252,382	0	0	0		378,882
D. Merrill (e)	38,542	0	0	0	15,000		53,542

(a)           Grants of 3,400 RSUs were made on April 5, 2006, the day of the Company’s Annual Meeting of Stockholders, and the closing stock price on such date was $74.23. These values reflect the grant date fair value, and are the amounts recognized for Fiscal 2006, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) for financial statement reporting purposes.

(b)          Options to purchase 10,200 shares of Common Stock were granted on April 5, 2006, the day of the Company’s Annual Meeting of Stockholders, with an exercise price equal to the closing stock price of $74.23. The options have a ten-year term, are not forfeitable, and become exercisable in one-third installments on each of the first three anniversaries of the grant date or sooner upon termination of service. Values reflect the grant date fair value as calculated using the Black-Scholes stock option pricing model, and are the amounts recognized for Fiscal 2006, in accordance with FAS 123R for financial statement reporting purposes.

(c)           None of the Directors participating in the Company’s Retirement Plan for Non-Management Directors received an increase in the accrued benefit. No above-market earnings were paid on amounts deferred under the Amended and Restated Deferred Compensation Plan for Non-Management Directors.

(d)          Mr. Ainslie received an aggregate of $56,000 for serving as a Director, Chairman of the Audit Committee and a member of the Compensation and Benefits Committee of Lehman Brothers Bank, FSB in Fiscal 2006.

(e)           Ms. Merrill retired from the Board of Directors on April 5, 2006, at the Annual Meeting of Stockholders. The amount reported under All Other Compensation reflects three quarterly payments of $5,000 pursuant to the Company’s Retirement Plan for Non-Management Directors (see “—The Company’s Frozen Retirement Plan”).

Compensation of Non-Management Directors

The compensation program for non-management Directors is designed to provide compensation levels that are sufficient to attract and retain qualified Directors, are appropriate for the time and effort required to effectively fulfill their responsibilities, and are competitive with other firms in our industry. A significant portion of compensation is delivered in the form of an annual equity retainer in order to align Directors’ interests with those of stockholders. In addition, the Company maintains a minimum stock ownership requirement of 6,000 shares of Common Stock and/ or RSUs per Director; new Directors have three years to meet this requirement.

Cash Compensation. Non-management Directors receive an annual cash retainer of $75,000 and are reimbursed for reasonable travel and related expenses. The annual retainer is paid quarterly; however, the fourth quarter payment will be withheld from any Director who has been a Director for the full year for failure to attend 75% of the total number of meetings. The Chairman of the Audit Committee receives an additional annual retainer of $25,000, and each non-management Director who serves as a Chairman of any other Committee of the Board of Directors receives an additional annual retainer of $15,000 per Committee. Each non-management Director who serves as a Committee member (including as Chairman) receives $2,500 per Committee meeting and $1,500 per unanimous written consent.

Mr. Ainslie also receives an annual cash retainer of $40,000 for serving as a Director of Lehman Brothers Bank, FSB, an annual retainer of $10,000 for serving as Chairman of its Audit Committee and $1,500 per committee meeting and $1,500 per unanimous written consent for serving as a member of its Audit and Compensation and Benefits Committees.

Board Service Component	Annual Cash Retainer	Committee Meeting Fee
Board member	$75,000	N/A
Audit Committee Chairman	25,000	$2,500
Other Committee Chairmen	15,000	2,500
Committee member	N/A	2,500
Unanimous written consent	N/A	1,500

Equity Grants. An annual equity retainer in the form of a grant of 3,400 RSUs is made to each non-management Director on the day of the Company’s Annual Meeting of Stockholders. On each date that a dividend is paid on the Common Stock, each non-management Director holding RSUs is credited with a number of additional RSUs equal to the product of (i) the dividend paid on one share of Common Stock, multiplied by (ii) the number of RSUs held by the non-management Director, divided by (iii) the closing price of the Common Stock on the NYSE on such date. All RSUs are fully vested at the time of grant and are payable in Common Stock upon death, disability or termination of service.

A non-management Director may elect to receive an option to purchase 10,200 shares of Common Stock in lieu of the annual RSU grant. The option is granted with an exercise price per share equal to the closing price of the Common Stock on the NYSE on the date of the annual stockholder meeting.  Such option has a ten-year term, is not forfeitable, and becomes exercisable in one-third installments on each of the first three anniversaries of the award date, or sooner upon termination of service.

The Company’s Restated Deferred Compensation Plan

The Company’s Amended and Restated Deferred Compensation Plan for Non-Management Directors is a nonqualified deferred compensation plan, which provides each non-management Director an opportunity to elect to defer receipt of cash compensation to be earned for services on the Board of Directors. Each non-management Director may elect to defer all or a portion of his or her future cash compensation with respect to one or more terms as a Director. Such election can be revoked only prior to December 31 of the year preceding the year in which the services to which the deferred compensation relates are to be performed, or by a showing of severe financial hardship. Amounts deferred are credited quarterly with interest, based upon the average 30-day U.S. Treasury Bill rate, and compounded annually. Deferred amounts will be paid in either a lump sum or in annual installments over a period not to exceed ten years, as elected by the non-management Director. Participants may elect payments to commence either as soon as practicable following termination of service, or January 1 of a year at least two years after the year in which such deferred amounts were earned, or the earlier of such date of termination or such January 1. If necessary, any such payments will be deferred until the first date on which they may be made without subjecting the payment to additional taxes imposed by Section 409A of the Internal Revenue Code.

The Company’s Frozen Retirement Plan

Prior to May 1994, the Company maintained the Retirement Plan for Non-Management Directors which was a nonqualified retirement plan providing a limited annual retirement benefit for non-management Directors who had earned five or more years of service as defined in the plan. Participation in this plan was frozen on May 31, 1994. Any non-management Director who had, on such date, completed at least five years of service as a Director (determined in accordance with the plan) has vested benefits under the plan. Any individual who was a non-management Director on such date, but had not completed five years of service as of such date, acquired vested benefits under this plan at the time such individual completed such five years of service as a Director. Any individual who became a non-management Director after such date was ineligible to participate in this plan. Vested benefits under this plan are paid after a participant ceases to be a Director. Based upon years of service prior to May 1994, Mr. Berlind and Ms. Merrill are entitled to $20,000 annually in equal quarterly payments, for seven and six years following retirement, respectively, under this plan. Any such payments would cease upon death.

EXECUTIVE OFFICERS OF THE COMPANY

Biographies of the current executive officers of the Company are set forth below, excluding Mr. Fuld’s biography, which is included under “Nominees for Election as Directors” above. Each executive officer serves at the discretion of the Board of Directors.

SCOTT J. FREIDHEIM	Age: 41

Co-Chief Administrative Officer. Mr. Freidheim has been the Co-Chief Administrative Officer of the Company since October 2006 and is an Executive Vice President of the Company. Mr. Freidheim also has been the Chief of Staff to the Chairman and Chief Executive Officer since 1996. He has served as Global Head of Strategy from 2005 to 2007 and has served as Global Head of Corporate Communications, Advertising, Marketing and Brand Strategy since 2003. Mr. Freidheim joined the Company in 1991. Mr. Freidheim is the Co-Founder and Chairman of the New Leaders Group of the Institute of International Education and a member of the Board and the Selection Committee of the Institute of International Education’s Scholar Rescue Fund. He is a member of The Forum of Young Global Leaders of the World Economic Forum and is a member of The Economic Club of New York.

JOSEPH M. GREGORY	Age: 54

President and Chief Operating Officer. Mr. Gregory has been President and Chief Operating Officer of the Company since May 2004 and is a member of the Firm’s Executive Committee. From May 2002 until May 2004, Mr. Gregory was the Firm’s Co-Chief Operating Officer. From April 2000 until May 2002, Mr. Gregory was the Firm’s Chief Administrative Officer, and from 1996 to April 2000, Mr. Gregory was Head of the Firm’s Global Equities Division, in charge of the overall equities business. From 1991 to 1996, he was Co-Head of the Firm’s Fixed Income Division. From 1980 to 1991, he held various management positions in the Fixed Income Division, including Head of the Firm’s Mortgage Business. Mr. Gregory joined the Firm in 1974 as a commercial paper trader. Mr. Gregory is a member of the National Advisory Board of The Posse Foundation, Inc. and the Board of Trustees of Harlem Children’s Zone. He is a Trustee of Hofstra University and serves on the Finance, Endowment and Investment Committees of the University.

IAN T. LOWITT	Age: 43

Co-Chief Administrative Officer. Mr. Lowitt has been the Co-Chief Administrative Officer of the Company since October 2006 and is an Executive Vice President of the Company. Mr. Lowitt previously served as Chief Administrative Officer for Europe from July 2005 until October 2006. Prior to that, Mr. Lowitt served as Treasurer and Global Head of Tax from 2000 until 2005. Mr. Lowitt joined the Company in 1994 as Head of Corporate Development.

CHRISTOPHER M. O’MEARA	Age: 45

Chief Financial Officer. Mr. O’Meara has been the Chief Financial Officer of the Company since December 2004 and is an Executive Vice President of the Company. In addition, he has served as the Company’s Global Controller since April 2002. Prior to serving as Global Controller, he served as Financial Controller since April 2001. Mr. O’Meara served as the Company’s Assistant Controller from July 1995 until April 2001. He joined the Firm in 1994 and has held various management positions in the Finance Division, including Head of Expense Management, Chief Financial Officer of the Investment Banking Division and Head of Financial Management Information.

THOMAS A. RUSSO	Age: 63

Chief Legal Officer. Mr. Russo has been Chief Legal Officer of the Company since 1993 and is an Executive Vice President of the Company and a member of and counsel to the Firm’s Executive Committee. He has been a Vice Chairman of LBI since July 1999. Mr. Russo joined the Firm in 1993; prior to that, Mr. Russo was a partner at the Wall Street law firm of Cadwalader, Wickersham & Taft and a member of its Management Committee. Mr. Russo is a Vice Chairman of the National Board of Trustees and the Executive Committee of the March of Dimes and Vice Chairman of the Board of Trustees of The Institute for Financial Markets. He is the Chairman of the Executive Committee of the Board of Trustees of the Institute of International Education, as well as a founder of the Institute of International Education’s Scholar Rescue Fund and a member of its Board. Mr. Russo is a member of the Federal Reserve Bank of New York’s International Advisory Committee and Co-Chairman of the Global Documentation Steering Committee.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth beneficial ownership information as of January 31, 2007 with respect to the Common Stock for each current Director of the Company (including all nominees for Director), each executive officer named in the tables set forth under “Compensation of Executive Officers” below and all current Directors and executive officers as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. None of the Directors or executive officers beneficially owned any of the Company’s other outstanding equity securities as of January 31, 2007.

Beneficial Owner	Number of Shares of Common Stock (a)	Number of Shares of Common Stock that may be acquired within 60 days of January 31, 2007	Percent of Outstanding Common Stock (b)
Michael L. Ainslie (c)	61,636	76,596	*
John F. Akers (d)	27,244	30,000	*
Roger S. Berlind (e)	597,342	76,596	*
Thomas H. Cruikshank	72,210	0	*
Marsha Johnson Evans	13,587	0	*
Scott J. Freidheim	138,189	27,120	*
Richard S. Fuld, Jr. (f)	10,519,412	2,600,000	2.48
Sir Christopher Gent	19,728	0	*
David Goldfarb (g)	724,701	2,518,324	*
Joseph M. Gregory	6,308,494	700,000	1.33
Roland A. Hernandez (h)	4,418	0	*
Henry Kaufman (i)	43,144	86,788	*
John D. Macomber	138,484	61,596	*
Christopher M. O’Meara	157,382	68,868	*
Thomas A. Russo	1,437,692	300,000	*
All current Directors and executive officers as a group (15 individuals)	19,686,124	4,073,942	4.48

*                    Less than one percent.

(a)           Amounts include vested and unvested RSUs. RSUs are convertible on a one-for-one basis into shares of Common Stock, but cannot be sold or transferred until converted to Common Stock and, with respect to each person identified in the table, are not convertible within 60 days following January 31,

2007. A portion of the vested RSUs held by the executive officers are subject to forfeiture for detrimental or competitive activity. Nonetheless, an executive officer who holds RSUs will be entitled to direct the Incentive Plans Trustee to vote a number of Trust Shares that is proportionate to the number of RSUs held irrespective of vesting; such number of Trust Shares will be calculated prior to the Annual Meeting and will be determined by the number of Trust Shares held by the Incentive Plans Trust on the Record Date and the extent to which Current Participants under the Incentive Plans return voting instructions to the Incentive Plans Trustee. See “Introduction—The Voting Stock.”

(b)          Percentages are calculated in accordance with applicable SEC rules and are based on the number of shares issued and outstanding on January 31, 2007.

(c)           Includes 7,000 shares held by Mr. Ainslie’s private charitable foundation, over which he and his wife share voting and investment power and as to which Mr. Ainslie disclaims beneficial ownership.

(d)          Includes 15,000 shares that may be acquired within 60 days of January 31, 2007 pursuant to stock options held by a family limited partnership, the general partner of which is a family limited liability company of which Mr. Akers is manager. Mr. Akers disclaims beneficial ownership of such shares.

(e)           Includes 160,000 shares held by Mr. Berlind’s wife, as to which Mr. Berlind disclaims beneficial ownership.

(f)             Includes a total of 83,362 shares held by Mr. Fuld’s children directly, or in trusts for their benefit of which Mr. Fuld and his wife are the trustees. Mr. Fuld disclaims beneficial ownership of such shares. Also includes 1,201,500 shares held in grantor retained annuity trusts, of which Mr. Fuld and his wife are the trustees, in addition to 57,700 shares held by Mr. Fuld’s private charitable foundation, over which he and his wife share voting and investment power and as to which Mr. Fuld disclaims beneficial ownership.

(g)           Includes 38,720 shares held in a grantor retained annuity trust of which Mr. Goldfarb’s brother is the trustee.

(h)          Includes 1,000 shares held by a family trust for which Mr. Hernandez and his wife are trustees. Mr. Hernandez disclaims beneficial ownership of such shares.

(i)             Includes 15,000 shares held by Dr. Kaufman’s wife, as to which Dr. Kaufman disclaims beneficial ownership. Also includes 10,000 shares held by Dr. Kaufman’s private charitable foundation, over which he and his wife share voting and investment power and as to which Dr. Kaufman disclaims beneficial ownership.

COMPENSATION AND BENEFITS COMMITTEE REPORT ON
EXECUTIVE OFFICER COMPENSATION

Compensation Governance

The Compensation and Benefits Committee (the “Committee”) oversees the compensation and benefit programs of the Company and the evaluation of the Company’s management, with particular attention given to the Chief Executive Officer and other senior executives. The Committee is comprised of four non-employee Directors, including Mr. Akers, who chairs the Committee, Ms. Evans, Sir Christopher Gent and Mr. Macomber, all of whom are independent under NYSE corporate governance rules. The Committee operates pursuant to a written charter that was amended and restated in January 2007 which is accessible through the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov.

People Strategy and Compensation Philosophy

Lehman Brothers’ human capital strategy is to attract and retain the most talented available group of employees and to powerfully align their interests to maximize Company performance and shareholder return. Our philosophy regarding our employees has remained consistent since becoming a public company in 1994 and, we believe, has been instrumental in helping the Company achieve its goals over time.

This strategy is embodied in our “One Firm” approach that integrates each of the Company’s divisions to deliver the full resources of the Firm to our clients. It has created a unique culture that inspires innovation, teamwork and excellence in everything we do. The culture is enhanced by an employee ownership mentality that is reinforced through the Company’s compensation programs.

Lehman Brothers has an established compensation philosophy that is the foundation for the Company’s employee compensation and benefit programs, including for its executive officers. Aligned with the philosophy are a number of key operating principles that are the basis for designing programs to motivate behavior that drives the Company’s performance.

These principles include the following:

•       Tie compensation to annual and long-term Firm, business unit and individual performance goals that are structured to align the interests of employees with those of stockholders.

•       Deliver a portion of total compensation in equity-based awards, thereby further aligning the financial interests of employees with those of stockholders and encouraging prudent long-term strategic decisions and risk management.

•       Ensure that compensation opportunities are comparable with those at major competitors, so that the Firm can attract, retain and motivate talented employees who are essential to the Company’s long-term success.

We believe that our strategy and compensation philosophy have been instrumental in delivering superior long-term financial performance and returns for Lehman Brothers’ shareholders. Since becoming an independent publicly traded company in 1994, the Company has grown significantly:

•       Net revenues have increased by more than 540%, from $2.7 billion to $17.6 billion;

•       Stockholder equity has grown more than five-fold, from $3.4 billion to $19.2 billion;

•       Stock price has increased almost 1,900%, from $3.72 (split-adjusted year-end close) to $73.67; and

•       Market capitalization has increased more than 2,400%, from $1.6 billion to $39.3 billion.

The overall objective in determining total compensation levels across the Firm is to balance competitive pressures in the market for professional talent with cost considerations. The elements and weightings of the compensation program at the Company are comparable to those used by others in the securities industry, but are considerably different from those of other major corporations operating in different industries. The nature of the securities industry requires a large percentage of highly skilled professionals, who are in great demand due to the revenue they can generate. Competition to attract and retain these professionals results in high levels of compensation.

Compensation Program for Fiscal 2006

Consistent with recent years, total compensation was comprised of base salary and both cash and equity incentive compensation. Base salaries are intended to make up a small portion of total compensation. The larger part of total compensation, incentive compensation, is based on the Company’s financial performance, individual performance and other factors and is delivered through a combination of cash bonuses and equity-based awards. This approach results in overall compensation levels that reflect the financial performance of the Company.

The principal component of executive officer compensation for fiscal 2006 was performance-based annual incentive awards based on compensation formulas under the Company’s Short-Term Executive Compensation Plan. The Short-Term Executive Compensation Plan was approved by stockholders in 2003 and is designed to preserve the tax deductibility of compensation in excess of $1 million under Section 162(m) of the Internal Revenue Code. The Committee establishes objective compensation formulas at the beginning of the year that determine an amount of annual incentive, paid in the form of cash bonus and Restricted Stock Units (“RSUs”), based on the financial performance of the Firm. For fiscal 2006, the Committee established formulas based on the Company’s pretax income, which was $5.9 billion for the fiscal year, an increase of 22% over fiscal 2005. The RSUs, of which 35% vest after three years and the remaining 65% vest after five years, are subject to additional forfeiture restrictions and cannot be sold or transferred until converted to Common Stock at the end of five years.

The Committee also granted stock options to selected senior executives in fiscal 2006 to further encourage executives to strive for long-term stockholder value creation. Stock options were awarded with exercise prices equal to the fair market value on the date of the grant and with terms providing for accelerated exercisability if and when the market price of the Common Stock exceeds a specified target price, but no earlier than two years after the grant date. However, if the target price is not achieved, the options are not exercisable until four and one-half years after the date of grant. For fiscal 2006, the target stock price was set by the Committee at $83.00, approximately 30% above the fair market value of $63.83 on the grant date. The stock options expire five years after the date of grant. The Committee believes that stock options support the Firm’s compensation philosophy in maintaining its pay-for-performance culture.

For select executive officers, compensation also includes a long-term incentive plan, the 2000 Performance Stock Unit (“PSU”) program, as a component of total compensation. Whereas the cash bonus and RSU components of total compensation are based upon annual performance goals, the PSU program was based upon the Company’s return on equity as well as a specified level of stock price appreciation over a three and one-half year period that began June 1, 2000. The PSUs convert to freely transferable shares of Lehman Brothers common stock upon vesting, which occurs in one-third increments in 2006 through 2008. The PSU program was designed to further align executive performance with stockholder interests while the additional vesting aspect seeks to encourage retention of the executives while motivating them to sustain and improve the company’s performance over future periods.

The Committee analyzed a variety of firm-wide, divisional, and individual performance measures when determining executive officer compensation for fiscal 2006. These included financial and non-financial measures of performance that were evaluated on both an absolute and comparative basis, and included the following:

•       Fiscal 2006 financial results that included record:

•       Net revenues of $17.6 billion—20% increase from $14.6 billion in fiscal 2005;

•       Pretax income of $5.9 billion—22% increase over the $4.8 billion earned in fiscal 2005;

•       Net income of $4.0 billion—23% increase over $3.3 billion in fiscal 2005; and

•       Earnings per share of $6.81—25% increase from $5.43 in fiscal 2005;

•       An increase in the Firm’s stock price of 17% during fiscal 2006, and 123% over the last five years;

•       Return on equity of 23.4% and a return on tangible equity of 29.1%, compared to 21.6% and 27.8%, respectively, for fiscal 2005;

•       An increase in the Company’s market capitalization of over $5 billion during fiscal 2006;

•       Increased total capital to over $100 billion;

•       Improvement in the Company’s credit rating outlook;

•       Enhancement of the Firm’s culture, internal communications, and diversity and leadership initiatives; and

•       Strong results of the Firm’s brand and franchise building initiatives.

In addition, the Committee reviewed total compensation of a larger group of the Company’s senior management team to ensure that the executive compensation program provides awards that are internally equitable. The Committee also reviewed historical compensation levels and financial performance among other large financial services firms and estimates of compensation for the current year. These firms included Bank of America Corp., The Bear Stearns Companies Inc., Citigroup Inc., The Goldman Sachs Group, Inc., JPMorgan Chase & Co., Merrill Lynch & Co., Inc., Morgan Stanley, Wachovia Corp., and Wells Fargo & Co. However, the Committee gave greater consideration to those firms that Lehman Brothers competes with more directly.

In carrying out its responsibilities, the Committee has the authority to select, retain and terminate outside counsel and other experts to study or investigate any matter of interest that it deems appropriate. The Committee engaged an external compensation consulting firm specializing in the financial services industry, Johnson Associates, to assist it with benchmarking and compensation analysis and provide on-going consulting on executive compensation practices.

Amendment of CIC RSUs

As previously disclosed in the Company’s proxy statements, Messrs. Fuld, Gregory and Russo earned RSUs in connection with the Firm’s 1996 and 1997 Performance Stock Unit award programs. All of the RSUs were earned pursuant to the performance formulae under these programs, but because the Firm’s performance over the performance periods greatly exceeded expectations, a portion of such RSUs were limited by the Committee to payment following a change in control or under such other circumstances as the Committee might determine (the “CIC RSUs”).

On November 30, 2006, with the approval of the Committee, each such executive agreed to the modification of the vesting terms of the CIC RSUs to provide for vesting in ten equal annual installments from 2007 to 2016, provided the executive continues to be an employee on the vesting date of such installment. Vested installments will remain subject to forfeiture for detrimental behavior for two years, after which time they will convert to Common Stock on a one-for-one basis and be issued to the executive. In 2018, when the final installment of the modified RSUs is scheduled to be issued, 22 years will have elapsed since the initial grant. The modified RSUs will vest (and convert to Common Stock and be issued) earlier only upon death, disability or certain government service approved by the Committee. Dividends will be payable by the Company on the modified RSUs from the date of their modification and will be reinvested in additional RSUs with the same terms. The number of such modified RSUs that will vest each year is 246,395, 169,496, and 44,599 for Messrs. Fuld, Gregory and Russo, respectively (not including any RSUs from reinvested dividends). The modified RSUs are intended to serve as incentives for these executives without obligating the Firm to long term employment contracts. These executives do not have employment agreements with the Firm.

Compensation of the Chairman and Chief Executive Officer for Fiscal 2006

The compensation of Richard S. Fuld, Jr., the Company’s Chairman and Chief Executive Officer, for fiscal 2006 was determined using the financial and non-financial performance measures described above as well as the following:

•       Creating exceptional long-term stockholder value;

•       Expanding and building out the Firm’s businesses and global footprint;

•       Positioning the Firm for strong financial performance;

•       Providing strong leadership and developing a talented management team; and

•       Improving the quality of the Lehman Brothers brand.

The Committee did not assign specific relative weights to the performance measures used.

For fiscal 2006, the Committee awarded Mr. Fuld an annual incentive of $17,153,060, to be paid in a combination of a cash bonus of $6,250,000 and $10,903,060 in RSUs. Including Mr. Fuld’s base salary of $750,000 and 700,000 stock options granted on December 9, 2005 with a grant date present value of $10,073,000, his total compensation awarded for fiscal 2006 was $27,976,060. The Committee delivers the majority of Mr. Fuld’s total compensation in equity, in the form of RSUs and stock options, which accounted for approximately 75% of his compensation for 2006. Thus, the value ultimately realized for a large portion of his compensation will depend on the Company’s future performance and the value of its stock.

Base Salary	$750,000
Cash Bonus	6,250,000
RSUs—141,543	10,903,060
Options—700,000	10,073,000
Total 2006 Compensation	27,976,060
LTIP Payout—
2000 PSU Program	12,523,679
Total	$40,499,739

When making its compensation decisions for fiscal 2006, the Committee also considered the value of PSUs awarded as part of the 2000 PSU program, one-third of which became vested and were issued in 2006, as previously described. The Committee previously attributed the value of this award over the original performance and vesting period for which it was earned, from 2000-2006. The value of the 169,997 RSUs issued on November 30, 2006 based on the closing market price was $12,523,679. When added to the total compensation paid for fiscal 2006 in the prior paragraph, the total amount is $40.5 million.

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation unless the payments are made under qualifying performance-based plans. While the Committee generally seeks to maximize the deductibility of compensation paid to executive officers, it retains the flexibility to take other actions which may be based on other considerations if it believes that doing so is in the interest of stockholders.

Compensation and Benefits Committee:

John F. Akers, Chairman
Marsha Johnson Evans
Sir Christopher Gent
John D. Macomber

February 26, 2007

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year, Mr. Akers, Ms. Evans, Sir Christopher Gent, Mr. Macomber and Ms. Merrill served on the Compensation Committee. None of these individuals has ever served as an officer or employee of the Firm.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows, for the years ended November 30, 2006, 2005 and 2004, the cash and other compensation paid or accrued and certain long-term awards made to the Chairman and Chief Executive Officer and to the Company’s most highly compensated executive officers for Fiscal 2006 other than the Chief Executive Officer for whom disclosure is required under SEC rules, for services in all capacities.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position at November 30, 2006	Fiscal Year	Salary	Bonus	Other Annual Compensation (a)	Restricted Stock Unit Awards (b)	Securities Underlying Options (c)	LTIP Payouts (d)	All Other Compensation (e)
R. S. Fuld, Jr.	2006	$750,000	$6,250,000	$170,000	$10,903,060	700,000	$12,523,679	$19,585
Chairman and Chief	2005	750,000	13,750,000	—	14,942,021	900,000	—	17,791
Executive Officer	2004	750,000	10,250,000	—	10,357,143	900,000	—	16,028
J. M. Gregory	2006	$450,000	$5,550,000	—	$9,000,167	600,000	$9,411,932	$10,731
President and Chief	2005	450,000	11,550,000	—	11,542,211	700,000	—	9,748
Operating Officer	2004	450,000	9,050,000	—	7,214,285	700,000	—	8,782
T. A. Russo	2006	$450,000	$4,550,000	—	$5,675,819	200,000	$4,753,262	$0
Chief Legal Officer	2005	450,000	4,550,000	—	3,314,100	300,000	—	0
	2004	450,000	3,350,000	—	2,928,571	300,000	—	0
C. M. O’Meara (f)	2006	$200,000	$2,300,000	—	$3,571,495	—	—	$0
Chief Financial Officer	2005	200,000	2,500,000	—	2,571,285	—	—	0
S. J. Freidheim (g)	2006	$200,000	$2,300,000	—	$3,571,495	—	—	$0
Co-Chief Admin. Officer
D. Goldfarb (h)
Global Head of Strategic	2006	$450,000	$2,550,000	—	$3,800,070	400,000	$6,019,944	$0
Partnerships, Principal	2005	450,000	5,550,000	—	5,199,709	600,000	—	0
Investing and Risk	2004	450,000	3,950,000	—	4,357,143	500,000	—	0

(a)           In each of the three years the aggregate incremental cost to the Company of perquisites received, if any, by each of the named executive officers (after reimbursements by such executive officer) did not exceed the $50,000 disclosure threshold under SEC rules, except that in Fiscal 2006 the Company paid $170,000 in filing fees for Hart-Scott-Rodino antitrust filings related to Mr. Fuld’s stock ownership. In Fiscal 2006 the Company also paid $45,000 in filing fees for a Hart-Scott-Rodino antitrust filing related to Mr. Gregory’s stock ownership.

(b)          The values indicated are calculated by multiplying the closing market price of the Common Stock on the respective dates the awards were granted by the number of shares awarded. RSUs are subject to significant vesting and forfeiture restrictions and pursuant to the terms of the awards cannot be sold or transferred until they convert to Common Stock, which in the case of the RSUs granted for Fiscal 2006 will occur on November 30, 2011. Dividends are payable by the Company on all such holdings from their respective dates of award and are reinvested in additional RSUs with the same terms. The total number of RSUs granted for Fiscal 2006 that underlies the value shown for Messrs. Fuld, Gregory, Russo, O’Meara, Freidheim and Goldfarb was 141,543.03, 116,839.76, 73,683.23, 46,364.99, 46,364.99 and 49,332.34, respectively. Of such RSUs, 35% will vest on November 30, 2009 and the balance will vest on November 30, 2011. Notwithstanding the foregoing, RSUs may become vested (and may convert to Common Stock) sooner upon certain termination events or upon death or disability.

(c)           The number of options granted has been adjusted to reflect the Company’s two-for-one stock split in April 2006.

(d)          These values represent the number of RSUs converted to Common Stock and issued on November 30, 2006 multiplied by the closing market price of the Common Stock on that date, pursuant to the Firm’s 2000 PSU award program, a long-term incentive program implemented in 2000 which established performance targets for fiscal years 2000-2003. Upon satisfaction of these performance targets, RSUs were received by the program participants in 2001, 2002 and 2003. The value of these performance RSUs, based on the market price of the Common Stock at the time of grant of year-end equity awards, was factored into the Compensation Committee’s determination of total compensation to the program participants in such years. The values set forth above represent RSUs equal to one-third of the aggregate RSUs earned for the three performance periods, plus dividend equivalents, by Messrs. Fuld, Gregory, Russo and Goldfarb and totaled 169,997, 127,758, 64,521 and 81,715 RSUs, respectively. The remaining two-thirds of the performance RSUs will vest and convert to freely transferable shares of Common Stock in two equal installments on November 30, 2007 and 2008.

(e)           The amounts reported under “All Other Compensation” consist of the dollar value of above-market earnings on deferred compensation pursuant to the Executive and Select Employees Plan, which was established in 1985.

(f)             Mr. O’Meara was elected to his present position in December 2004.

(g)           Mr. Freidheim was elected to his present position in October 2006.

(h)          Mr. Goldfarb was Chief Administrative Officer of the Firm until October 2006.

As previously disclosed in the Company’s annual proxy statements, in connection with the Firm’s 1996 and 1997 PSU award programs, Messrs. Fuld, Gregory and Russo had earned 2,463,956, 1,694,964 and 445,990 RSUs (after adjustment for the Company’s two-for-one stock split in April 2006), respectively. All of such RSUs were earned pursuant to the performance formulae under these programs, but because the Firm’s performance over the performance periods greatly exceeded expectations, these RSUs were limited by the Compensation Committee to payment following a change in control or under such other circumstances as the Compensation Committee might determine (the “CIC RSUs”). On November 30, 2006, with the approval of the Compensation Committee, each such executive agreed to the modification of the vesting terms of such CIC RSUs to provide for vesting in ten equal annual installments from 2007 to 2016, provided the executive continues to be an employee on the vesting date of such installment. Vested installments will remain subject to forfeiture for detrimental behavior for two years, after which time they will convert to Common Stock on a one-for-one basis and be issued to the executive. The modified RSUs will vest (and convert to Common Stock and be issued) earlier only upon death, disability or certain government service approved by the Compensation Committee. Dividends are payable by the Company on the modified RSUs from the date of their modification and are reinvested in additional RSUs with the same terms. The modified RSUs are intended to serve as incentives for these executives without obligating the Firm to long term employment contracts. These executive officers do not have employment agreements with the Firm.

Including the RSUs described in the Summary Compensation Table above and in the immediately preceding paragraph, as of November 30, 2006, the total number of RSUs (including additional RSUs received upon the reinvestment of dividends) held by Messrs. Fuld, Gregory, Russo, O’Meara, Freidheim and Goldfarb was 7,166,936.39, 5,122,176.92, 1,298,623.94, 149,522.09, 129,982.65 and 568,028.41, respectively. The value of these holdings at the November 30, 2006 closing price per share of Common Stock of $73.67 was $527,988,204, $377,350,774, $95,669,626, $11,015,292, $9,575,822 and $41,846,653, respectively. These RSU holdings include the Extended RSUs described under “Employment Contracts, Termination of Employment and Change in Control Arrangements,” which vest (and convert to Common Stock) upon certain termination events or upon death or disability or a change in control, and were received in accordance with the Company’s 1995, 1996 and 1997 PSU award programs.

In addition to the RSUs reflected in the table above, in accordance with the Firm’s 2000 PSU award program for which awards were earned for performance beginning in 2000 through 2003, in Fiscal 2004 Messrs. Fuld, Gregory, Russo and  Goldfarb received 182,000, 136,500, 81,000 and 91,000 RSUs (after adjustment for the Company’s two-for-one stock split in April 2006), respectively. Dividends are payable by the Company on such RSUs from the date of receipt and are reinvested in additional RSUs with the same terms. Such RSUs are subject to significant vesting and forfeiture restrictions and cannot be sold or transferred until they convert to Common Stock upon the lapse of such restrictions, which occurred or will occur in equal one-third installments on November 30, 2006, 2007 and 2008. The portion that vested on November 30, 2006 is included under “LTIP Payouts” in the table above. The unvested portions of such RSUs are included in the total RSU holdings disclosed in the prior paragraph.

Options

The following table contains information concerning the grant of nonqualified stock options in Fiscal 2006 to the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (a)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Grant Date Present Value (b)
R. S. Fuld, Jr.	700,000	26.2	$63.83	12/8/2010	$10,073,000
J. M. Gregory	600,000	22.5	63.83	12/8/2010	8,634,000
T. A. Russo	200,000	7.5	63.83	12/8/2010	2,878,000
C. M. O’Meara	0	—	—	—	—
S. J. Freidheim	0	—	—	—	—
D. Goldfarb	400,000	15.0	63.83	12/8/2010	5,756,000

(a)           Five-year nonqualified stock options were granted to Messrs. Fuld, Gregory, Russo and Goldfarb on December 9, 2005 with terms providing for exercisability in four and one-half years, but with accelerated exercisability, to no earlier than the end of a minimum holding period on November 30, 2007, if and when the price of the Common Stock on the NYSE exceeds $83. Notwithstanding the foregoing, the options will become exercisable without regard to the minimum holding period upon certain termination events, and without regard to either the holding period or the target stock price upon death or disability.

(b)          These values were calculated using the Black-Scholes option pricing model as of the grant date. The Black-Scholes model is a mathematical formula that is widely used and accepted for valuing market traded stock options. The options granted to the named executive officers were not immediately exercisable or transferable at the time of grant. The Black-Scholes model is used to determine the cost of the options to the Company as of the grant date, which is reported in its financial statements and is reported in the above table and referred to therein as the “Grant Date Present Value.” The amount actually realized upon exercise by the individual receiving the options may be greater or less than the reported Grant Date Present Value. There is no out-of-pocket cost to the Company for the grant of options, but there is an accounting expense which is generally realized during the fiscal years in which the individual is required to provide service in exchange for the grant.

The following assumptions were used in employing the Black-Scholes option pricing model: an exercise price equal to the closing price of the Common Stock on the date of grant; an expected time to exercise of 3.6 years; a dividend rate of $0.40 per share; a risk-free rate of return equal to the yield for the U.S. Treasury Strip security with a maturity date closest to the expected time to exercise of the grant; and an expected Common Stock price volatility rate of 22.7% per annum. These assumptions and the option valuations reported in the above table are the same as those used for purposes of the published, audited financial statements for Fiscal 2006 calculated in accordance with FAS 123R. In recent years the Firm applied discounts to the Black-Scholes values reported in the proxy statement to account for the target stock price requirement and risk of forfeiture. These discounts have been eliminated, the effect of which is to increase the amounts of the Grant Date Present Values reported in this proxy statement.

The following table sets forth information concerning the exercise of options during Fiscal 2006 by each of the named executive officers and the fiscal year-end value of unexercised options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares		Number of Securities Underlying Unexercised		Value of Unexercised In-The-Money Options
	Acquired on	Value	Options at Fiscal Year End		at Fiscal Year End (a)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
R. S. Fuld, Jr.	800,000	$31,936,593	2,600,000	700,000	$99,038,500	$6,891,500
J. M. Gregory	900,000	31,968,220	700,000	600,000	21,539,000	5,907,000
T. A. Russo	300,000	9,518,535	300,000	200,000	9,231,000	1,969,000
C. M. O’Meara	0	0	68,868	22,782	3,137,349	959,211
S. J. Freidheim	57,536	2,911,253	27,120	72,380	1,219,509	1,973,084
D. Goldfarb	300,000	13,194,579	1,518,624	1,400,000	57,049,927	52,303,000

(a)           Aggregate values in these two columns represent the excess of $73.67 per share, the closing price of the Common Stock on November 30, 2006 on the NYSE, over the respective exercise prices of the options. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected above will be realized.

Pension Benefits

U.S. Pension Plan.   The Lehman Brothers Holdings Inc. Retirement Plan (the “U.S. Pension Plan”) is a funded, qualified, noncontributory, integrated, defined benefit pension plan covering eligible U.S. employees.

All U.S. employees of the Company or a designated subsidiary who have attained the age of 21 and completed one year of service are generally eligible to participate in the U.S. Pension Plan. The U.S. Pension Plan formula provides for an annual retirement benefit payable at age 65, calculated as a straight life annuity. Pensionable earnings are total Form W-2 earnings (plus elective deferrals under the Lehman Brothers Savings Plan and certain other health plan deferral amounts) up to the applicable Internal Revenue Service maximum. For each year of plan participation prior to 1989, the annual accrual was based on percentages of pensionable earnings up to and in excess of the Social Security taxable wage base. After 1988 the annual accrual is equal to one percent of pensionable earnings up to the average Social Security taxable wage base plus 1.65% of pensionable earnings in excess of the average Social Security taxable wage base. Generally, participants have a nonforfeitable right to their accrued benefits upon completing five years of vesting service. As of November 30, 2006, the estimated annual projected benefits payable upon retirement at a normal retirement age of 65 for Messrs. Fuld, Gregory, Russo, O’Meara, Freidheim and Goldfarb are approximately $103,175, $116,105, $39,987, $85,793, $101,302 and $76,639, respectively.

Supplemental Retirement Plan.   The Company has adopted a nonqualified, noncontributory Supplemental Retirement Plan (the “SRP”), which is a defined benefit plan, covering Messrs. Fuld, Gregory, Russo, Goldfarb and certain other executives. For Messrs. Fuld, Gregory and Goldfarb, full benefits are payable to those who upon retirement are at least age 60 and who have completed at least five years of service, or whose age plus years of service equals or exceeds the sum of 85. For these individuals, the SRP provides for the payment beginning at age 60 of reduced benefits payable to those, who upon retirement, have not satisfied the requirements for full benefits but are above age 45 and have completed five years of service. For Mr. Russo, who became an executive officer in Fiscal 2002, full benefits are payable if upon retirement he is at least age 65, and reduced benefits are payable beginning at age 65 if he retires on or after January 1, 2007 but prior to age 65. Benefits are not payable in cases of termination by the Company for cause or if the participant engages in competitive or detrimental activity. The annual benefits payable in each of the 25 years following retirement at age 60 (age 65 in the case of Mr. Russo) or older are $1.25 million for Mr. Fuld, and $700,000 for each of Messrs. Gregory, Russo, and Goldfarb. In the event of a change in control, participants are considered to have met the eligibility for full benefits if the participant is terminated without cause or resigns for good reason within three years of the change in control.

The Company has entered into a trust agreement with Boston Safe Deposit and Trust Company to establish a rabbi trust to hold assets for the payment of benefits under the SRP. The trust is revocable until a change in control occurs and remains subject to the claims of the Company’s creditors in the event of the Company’s insolvency. The trust has not yet been funded, but upon a change in control and annually thereafter, the Company must fund each participant’s account under the trust such that the amount in each such account equals at least 110% of the present value of the applicable participant’s projected future remaining benefits.

2006 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)	Payments During Last Fiscal Year
R. S. Fuld, Jr.	U.S. Pension Plan	37.7	$765,795	$0
	SRP	37.7	17,337,077	0
J. M. Gregory	U.S. Pension Plan	32.5	523,405	0
	SRP	32.5	7,246,415	0
T. A. Russo	U.S. Pension Plan	13.9	327,782	0
	SRP	13.9	7,587,906	0
C. M. O’Meara	U.S. Pension Plan	12.8	108,299	0
S. J. Freidheim	U.S. Pension Plan	15.3	97,759	0
D. Goldfarb	U.S. Pension Plan	13.0	138,077	0
	SRP	13.0	2,983,375	0

(a)           Estimated actuarial present value of accrued annual annuity benefit based on a 5.73% discount rate and, for the U.S. Pension Plan, the RP2008WC Mortality Table.

Deferred Compensation

The Firm previously established deferred compensation plans that allowed certain employees to voluntarily defer a portion of their cash compensation. Messrs. Fuld and Gregory participated in the Executive and Select Employees Plan (“ESEP”), which was established in 1985, and Mr. Fuld participated in the Lehman Brothers Kuhn Loeb Deferred Compensation Plans (“KLDCP”), which were established in 1977 and 1980. These plans were frozen to future deferrals in the mid-1980’s.

2006 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (a)	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
R. S. Fuld, Jr.	ESEP	$0	$0	$361,460	$0	$3,647,464
	KLDCP	0	0	114,465	0	1,409,560
J. M. Gregory	ESEP	0	0	198,057	0	1,998,575
T. A. Russo	—	—	—	—	—	—
C. M. O’Meara	—	—	—	—	—	—
S. J. Freidheim	—	—	—	—	—	—
D. Goldfarb	—	—	—	—	—	—

(a)           Annual interest credited on deferred compensation account balances. Deferrals under the ESEP are credited with an annual interest rate equal to 11.0%. Deferrals under the KLDCP are credited with annual interest equal to Moody’s AA Corporate Bond rate plus 3.0% (8.88% effective rate in 2006).

Employment Contracts, Termination of Employment and Change in Control Arrangements

None of the named executive officers have employment agreements, severance contracts or change in control bonus arrangements. However, certain equity awards provide for vesting in the event of a change in control, termination without cause, death, disability, or retirement.

Pursuant to its authority to accelerate vesting and waive the transfer restrictions for grants of RSUs, in 1994 the Compensation Committee determined to provide for the acceleration of vesting and the waiver of transfer restrictions of existing and any subsequently granted RSUs (other than RSUs based upon PSU awards) held by executive officers (and made comparable provisions for all other employees) in the event of a hostile change in control, which generally means a tender offer, acquisition of 20% of the Company’s voting securities or a change of a majority of the incumbent Board of Directors, in each case without the prior approval of a majority of the independent members of the incumbent Board of Directors. In the event there is a change in control that is not hostile, these RSUs would be paid out but the difference between the acquisition price and the RSU value at grant would be deferred for the shorter of two years or the term of any remaining restrictions and the conditions of the original RSU grant would govern the deferred amounts. Comparable arrangements were implemented for options held by the executive officers and all other employees.

The Compensation Committee has delayed the payout of certain RSU awards received by executives in accordance with the Firm’s 1995, 1996 and 1997 PSU award programs (the “Extended RSUs”). The Extended RSUs were initially scheduled to vest (and convert to Common Stock) in tranches at several successive fiscal year ends ending on November 30, 2004 (the “Prior Vesting Dates”). Each tranche of the Extended RSUs now vest following termination of employment with the Firm, or sooner upon death or disability or a change in control. Until the relevant Prior Vesting Date, each tranche of Extended RSUs was subject to forfeiture under the terms of the original award; currently, the Extended RSUs remain subject to forfeiture for involuntary termination with cause or if the recipient engages in detrimental activity. Pursuant to the foregoing, Messrs. Fuld, Gregory and Russo presently hold 3,033,340.17, 2,228,351.97 and 392,334.56 Extended RSUs, respectively, with values based on the November 30, 2006 closing price per share of Common Stock of $73.67 totaling $223,466,170, $164,162,690 and $28,903,287, respectively. All of the Extended RSUs are included in the total RSU holdings discussion that follows the Summary Compensation Table.

PERFORMANCE GRAPH

The performance graph below illustrating cumulative stockholder return compares the performance of the Common Stock, measured at each of the Company’s last five fiscal year-ends, with that of (1) the S&P Financial Index and (2) the S&P 500 Index.

The graph assumes $100 was invested in the Common Stock and each index on November 30, 2001, and that all dividends were reinvested in full.

CUMULATIVE TOTAL RETURN
FOR LEHMAN BROTHERS HOLDINGS INC. COMMON STOCK,
THE S&P FINANCIAL INDEX AND THE S&P 500 INDEX

	Cumulative Total Return (in dollars)
	11/30/01	11/30/02	11/30/03	11/30/04	11/30/05	11/30/06
Lehman Brothers Holdings Inc.	100.00	93.39	110.67	129.46	196.24	231.06
S&P Financial Index	100.00	92.16	108.94	121.54	134.65	154.87
S&P 500 Index	100.00	83.49	96.08	108.44	117.59	134.33

DIRECTOR INDEPENDENCE

Under the NYSE corporate governance rules, a majority of the Board of Directors (and each member of the Audit, Compensation and Nominating Committees) must be independent. The Board of Directors may determine a Director to be independent if the Director has no disqualifying relationship as defined in the NYSE corporate governance rules and if the Board of Directors has affirmatively determined that the Director has no material relationship with the Firm, either directly or as a partner, stockholder, officer or employee of an organization that has a relationship with the Firm.

Categorical Standards

To assist it in making its independence determinations, the Board of Directors has adopted the following categorical standards for relationships that are deemed not to impair a Director’s independence:

Relationship	Requirements for Immateriality
Personal Relationships
The Director or immediate family member receives the Firm’s financial products or services.

•  Financial products and services must be provided in the ordinary course of the Firm’s business and on arm’s-length terms, and

•  In the case of investment partnerships, the Director or immediate family member must meet the qualifications for participation applicable to all other investors in the partnership.

The Director or immediate family member holds securities issued publicly by the Firm.	• Securities held must not constitute more than a 5% equity interest in the Firm, and • The Director or immediate family member can receive no extra benefit not shared on a pro rata basis.
Business Relationships
Payments for property or services are made between the Firm and a company associated with the Director or immediate family member.	• Payment amounts must not exceed the greater of $100,000 and 1% of the associated company’s revenues in any of its last three (or current) fiscal years, and
• Relationships must be in the ordinary course of the Firm’s business and on arm’s-length terms.
Indebtedness is outstanding between the Firm and a company associated with the Director or immediate family member.	• Indebtedness amounts must not exceed 5% of the associated company’s assets in any of its last three (or current) fiscal years, and
• Relationships must be in the ordinary course of the Firm’s business and on arm’s-length terms.
The Firm has an equity investment in a company associated with the Director or immediate family member.	• The Firm’s investment must not be a more than 5% equity interest in the associated company in any of the company’s last three (or current) fiscal years, and
• In the case of a non-publicly traded company, the Director or immediate family member must not be a general partner, principal, executive officer or more than 10% owner.
The Director or immediate family member is a non-management director of a company that does business with the Firm or in which the Firm has an equity interest.	• The business must be done in the ordinary course of the Firm’s business and on arm’s-length terms.

An immediate family member is an employee (other than an executive officer) of a company that does business with the Firm or in which the Firm has an equity interest.	• If the immediate family member lives in the Director’s home, the business must be done in the ordinary course of the Firm’s business and on arm’s-length terms.
The Director and his or her immediate family members together own 5% or less of a company that does business with the Firm or in which the Firm has an equity interest.	• None.
Charitable Relationships
Charitable donations or pledges are made by the Firm to a charity associated with the Director or immediate family member.	• Donations and pledges must not result in payments exceeding the greater of $100,000 and 2% of the charity’s revenues in any of its last three (or the current or any future) fiscal years.

*                    An “associated” company is one (a) for which the Director or immediate family member is a general partner, principal or employee, or (b) of which the Director and his or her immediate family members together own more than 5%. An “associated” charity is one for which the Director or immediate family member serves as an officer, director, advisory board member or trustee.

The Board of Directors has also determined that the following prior relationships would not impair a Director’s independence:

•       Personal relationships with the Firm that were entered into prior to, and have not been amended since, the beginning of the Firm’s most recently completed three-year fiscal period.

•       Business or charitable relationships with a company or charity that ended prior to the beginning of that company’s or charity’s most recently completed three-year fiscal period.

•       Business or charitable relationships with a company or charity for which the Director or his or her immediate family member no longer serves as a general partner, principal, director, advisory board member, trustee or employee, or of which the Director and his or her immediate family members together no longer own more than 5%.

For purposes of these standards, equity or ownership interests include both direct and indirect interests, but are not deemed to include non-participating, non-convertible preferred securities or securities held by a registered investment company or other investment funds that only make passive investments in at least 20 companies. Immediate family members include a Director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the Director’s home. However, when applying the three-year look-back provisions in the categories set forth above, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated are not included. For purposes of the first relationship described under “Business Relationships” above, payments include only those amounts related to the transaction that are included in the payee’s revenues for the relevant fiscal year. For purposes of the relationship described under “Charitable Relationships” above, payments exclude amounts contributed or pledged to match employee contributions or pledges.

Independence Determinations

The Board of Directors has determined in accordance with the NYSE corporate governance rules that Mr. Ainslie, Mr. Akers, Mr. Berlind, Mr. Cruikshank, Ms. Evans, Sir Christopher Gent, Mr. Hernandez,

Dr. Kaufman and Mr. Macomber are independent and have no material relationships with the Firm. When reviewing the investments by certain Directors in the investment partnerships discussed more fully under “Certain Transactions and Agreements with Directors and Executive Officers” below, the Board of Directors determined that these investments do not constitute material relationships that would impair a Director’s independence because no Director has made any commitment to any of such investment partnerships since August 2001 and none of the rights of Directors as limited partners in these investment partnerships are contingent in any way on their continued service as Directors. The Board of Directors determined that all other relationships with the independent Directors met the categorical standards described above.

CERTAIN TRANSACTIONS AND AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

In the ordinary course of business, the Firm from time to time engages in transactions with other companies or financial institutions whose officers, directors or principals are executive officers or Directors of the Company or are family members of executive officers or Directors of the Company. Except as described below, transactions with such companies and financial institutions are conducted on an arm’s-length basis and, in the case of companies and financial institutions with which a non-management Director is associated, such transactions otherwise fall within the categorical standards for Director independence set forth above.

To the extent permitted by the Sarbanes-Oxley Act of 2002, Directors and executive officers of the Company and their associates, including family members, from time to time may be or may have been indebted to the Company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be or may have been indebted to LBI as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness would be in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties who are not employees of the Firm and would not involve a more than normal risk of collectibility or present other unfavorable features. In addition, such executive officers, Directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Firm, such as banking, brokerage, investment and financial advisory products and services (including investment funds), on terms similar to those extended to employees of the Firm generally or, in the case of goods and services provided to non-management Directors (except as described below), on the same terms as provided to unaffiliated third parties who are not employees of the Firm.

Directors and qualifying employees and consultants of the Firm who are accredited investors have been provided with the opportunity to invest as limited partners in various investment partnerships that qualify as “employees’ securities companies” for purposes of the Investment Company Act of 1940. The investment partnerships provide the participants with an opportunity to make investments in a portfolio of investment opportunities, often together with the Firm’s merchant banking, venture capital, real estate, credit-related and other funds that are offered to third-party investors, on terms that are generally more favorable than those offered to third-party investors. Beginning in 2002, non-management Directors were no longer permitted to invest in these partnerships.

The Company, either directly or through a subsidiary, is the general partner of these investment partnerships. After returns of capital to the partners, profits are generally distributed 90% to the limited partners and 10% to the general partner. In certain of these investment partnerships, the general partner has made a preferred capital contribution equal to a multiple of the amount of capital contributed by the limited partners. In such partnerships, after the amount of the general partner’s preferred capital contribution, together with a fixed return thereon (which return varies from month to month and averaged 5.84% for Fiscal 2006), is distributed to the general partner, the limited partners’ respective capital contributions are returned and then profits are generally distributed 90% to the limited partners and 10%

to the general partner, which essentially provides “leverage” to the limited partners. Beginning in 2002, executive officers were no longer permitted to invest in these partnerships. Instead, the executive officers must invest in separate partnerships that invest on a parallel basis with, and have substantially the same terms as, the employee partnerships but do not include this leverage feature.

The table below sets forth for each of the limited partners listed (1) the amount of distributions of profits from all of the existing investment partnerships during Fiscal 2006, (2) the outstanding balance, as of November 30, 2006, of the aggregate preferred capital contributions made by the general partner of these investment partnerships as a result of investments made by such limited partners and (3) the aggregate amount of unreturned limited partner capital in all of the existing investment partnerships as of November 30, 2006.

Limited Partner	Aggregate Fiscal 2006 Distributions of Profits (1)	Outstanding Balance of Aggregate Preferred General Partner Contributions as of November 30, 2006 (2)	Aggregate Unreturned Limited Partner Capital as of November 30, 2006
Michael L. Ainslie	*	*	$99,164
Roger S. Berlind	*	*	316,865
Jonathan Beyman**	$49,747	*	671,350
Thomas H. Cruikshank	*	*	98,749
Scott J. Freidheim	65,220	*	401,012
Richard S. Fuld, Jr.	326,100	$285,802	2,096,738
David Goldfarb	217,400	*	1,120,395
Joseph M. Gregory	326,100	190,535	1,861,946
Henry Kaufman	*	*	99,164
Ian T. Lowitt	75,461	*	928,292
Christopher M. O’Meara	75,247	*	1,430,793
Thomas A. Russo	262,043	*	4,782,354
Adult children of John F. Akers***	*	*	173,749
Adult children of John D. Macomber***	86,960	*	495,505

*                    Amount does not exceed $60,000.

**             Mr. Beyman was the Firm’s Chief of Operations and Technology until May 2006.

***      In the aggregate.

(1)          The distributions shown exclude the return of the limited partners’ respective capital contributions, which amounts were $35,678 for Mr. Beyman, $46,575 for Mr. Freidheim, $282,413 for Mr. Fuld, $109,633 for Mr. Goldfarb, $232,876 for Mr. Gregory, $91,464 for Mr. Lowitt, $51,345 for Mr. O’Meara, $306,437 for Mr. Russo and $59,831 for the adult children of Mr. Macomber. Aggregate Fiscal 2006 distributions, including the return of the limited partners’ respective capital contributions, was less than $60,000 for all of the other limited partners listed above.

(2)          The largest outstanding balance during Fiscal 2006 of the aggregate preferred capital contributions made by the general partner of these investment partnerships as a result of investments made by such limited partners was $292,340 for Mr. Fuld, $197,073 for Mr. Gregory, $62,811 for Mr. Russo, and less than $60,000 for each of the other limited partners listed above. The largest outstanding balance during Fiscal 2006 of the aggregate preferred capital contributions made by the general partner that was with recourse to the limited partners was less than $60,000 for each of the limited partners listed above.

Lehman Brothers Real Estate Capital Partners II, L.P. (“RECAP II”) and Lehman Brothers Real Estate Mezzanine Capital Partners, L.P. (“REMCAP I”) are investment partnerships that qualify as employees’ securities companies and in which qualifying employees (other than executive officers) are limited partners. In connection with becoming an executive officer of the Company, Mr. Lowitt was required to withdraw as a limited partner of both of these partnerships. Mr. Lowitt’s limited partnership interests in RECAP II and REMCAP I were purchased by the Firm for $106,173 and $105,350, respectively, the amount of his capital account balance in each partnership at September 30, 2006. Such amounts are not included in the distributions set forth in the table above.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends to the Stockholders that they ratify the selection by the Audit Committee of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of the Firm for the fiscal year ending November 30, 2007.

In the event that the Stockholders fail to ratify the appointment, the Audit Committee will consider it a direction to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of the Company and its Stockholders.

A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal No. 2.

ERNST & YOUNG LLP FEES AND SERVICES

Fees for Fiscal 2006 and Fiscal 2005

The table below sets forth the aggregate fees (including related expenses) for audit, audit-related, tax and other services provided by Ernst & Young LLP to the Firm related to Fiscal 2006 and Fiscal 2005.

	2006	2005
Audit fees	$19,685,000	$16,175,000
Audit-related fees	6,071,000	5,578,000
Tax fees	3,195,000	3,141,000
All other fees	500,000	430,000
Total	$29,451,000	$25,324,000

Audit services included the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q. Audit services also included statutory audits of certain subsidiaries and services that were provided in connection with other statutory and regulatory filings or engagements, including comfort letters and consents related to SEC filings and securities offerings.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services included audits of employee benefit plans and audits of certain consolidated subsidiaries; agreed-upon procedures letters issued to rating agencies for the Company’s triple-A rated derivatives subsidiaries; agreed-upon procedures letters related to the Company’s mortgage origination subsidiaries and to the performance of certain Investment Management Division portfolios; securitization verification procedures; accounting consultations regarding the application of generally accepted accounting principles related to proposed or actual transactions impacting the Company’s financial statements; financial and accounting due diligence related to acquisitions; SAS 70 internal control reporting; and regulatory capital consultations.

Tax services consisted of the preparation and/or review of, and consultations with respect to, the Company’s federal, state, local and international tax returns.

All other services included accounting and tax consultations related to proposed or actual investment banking and capital markets transactions for the Firm’s clients.

Pre-Approval Policies and Procedures

In accordance with the SEC’s auditor independence rules, the Audit Committee has established policies and procedures by which it approves in advance any audit or permissible non-audit services to be provided to the Firm by its independent registered public accounting firm.

The Audit Committee annually adopts pre-approval schedules describing the recurring audit, audit-related, tax and other services expected to be provided by the independent registered public accounting firm during the fiscal year that have received the pre-approval of the Audit Committee. Unless a service to be provided by the independent registered public accounting firm falls within a type of service listed in a pre-approval schedule, it requires separate pre-approval by the Audit Committee, and any proposed services listed in a pre-approval schedule but exceeding pre-approved fee levels for that service require additional pre-approval by the Audit Committee.

The Audit Committee is informed on a timely basis, and in any event by the next scheduled meeting, of all services rendered by the independent registered public accounting firm and the related fees. The Audit Committee has delegated its pre-approval authority to its Chairman. In the event the Chairman pre-approves any service, he reports such pre-approval to the Audit Committee at its next scheduled meeting. None of the services described above under “Fees for Fiscal 2006 and Fiscal 2005” was approved by the Audit Committee after the fact in reliance upon the de minimis exception to the SEC’s rules requiring pre-approval of such services.

Fund Related Fees

In addition to the services provided to the Firm described above, Ernst & Young LLP provided audit and tax services to certain private investment funds managed by the Firm. The aggregate fees (including related expenses) for these services provided by Ernst & Young LLP related to Fiscal 2006 and Fiscal 2005 were $7,166,000 and $5,302,000 for audit services and $5,340,000 and $3,691,000 for tax services, respectively, which consisted of the preparation and/or review of, and consultations with respect to, tax filings. Of such fees, $460,000 has been or is expected to be paid by the Firm related to Fiscal 2006 ($93,000 for audit services and $367,000 for tax services) and $210,000 was paid by the Firm related to Fiscal 2005 ($86,000 for audit services and $124,000 for tax services).

Ernst & Young LLP also provided audit and tax services to certain registered funds for which the Firm acted as an investment adviser during Fiscal 2006 and 2005. The fees (including related expenses) for these services provided by Ernst & Young LLP related to Fiscal 2006 and 2005 were approximately $1,345,000 and $1,172,000 for audit services and $420,000 and $297,000 for tax services, respectively, which consisted of the preparation and/or review of, and consultations with respect to, tax filings. All of these fees were paid by the registered funds. The registered funds have audit committees comprised solely of directors who are independent of the Company and are not on the Company’s Board of Directors, which committees are responsible for the selection of the registered funds’ audit firms and the approval of any fees paid to such firms.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is composed of four independent Directors and operates under a written charter adopted by the Board of Directors. The Audit Committee is responsible for the selection of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon, and issuing a report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and whether the Company maintained effective internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. It should be noted that the Committee members are not professionally engaged in the practice of accounting or auditing.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee further discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the reports and letter of the independent registered public accounting firm provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Thomas H. Cruikshank, Chairman
Michael L. Ainslie
Roger S. Berlind
Sir Christopher Gent

February 26, 2007

PROPOSAL 3—AMENDMENT TO THE 2005 STOCK INCENTIVE PLAN

Upon the recommendation of the Compensation Committee, the Board of Directors has adopted an amendment (the “Plan Amendment”) to the Company’s 2005 SIP to increase the number of shares of Common Stock with respect to which awards may be granted under the plan by 75 million shares, subject to approval by the Stockholders at the Annual Meeting. The Board of Directors unanimously recommends that the Stockholders approve the Plan Amendment in order to permit the Company to continue to compensate employees, directors and consultants in part with stock-based awards rather than cash.

The 2005 SIP is administered by the Compensation Committee, which is comprised of four independent Directors. The 2005 SIP provides for the granting of incentive and non-qualified stock options, stock appreciation rights and other stock-based awards, including restricted stock, RSUs and PSUs (collectively, “Awards”). The Compensation Committee has discretion to select the individuals to whom Awards will be granted and to determine the type, size and terms of each Award and has the authority to administer, construe and interpret the 2005 SIP. The 2005 SIP is primarily intended to provide broad-based equity compensation awards across all levels of the Firm. As of the Record Date, approximately 25,900 individuals were eligible to participate in the 2005 SIP.

NYSE rules require that the Company obtain stockholder approval of the Plan Amendment in order for it to be effective. Stockholder approval of the Plan Amendment also will permit the Company to continue to grant tax-deductible performance-based awards under the 2005 SIP to the Chief Executive Officer and certain other executive officers. The 2005 SIP has been designed to permit it to be administered to grant performance-based awards to executive officers, which would qualify for full tax deductibility by the Company under Section 162(m) of the Internal Revenue Code (the “Code”).

The Firm’s stockholders approved the 2005 SIP in April 2005. At that time, stockholders were advised that the 2005 SIP was expected to cover stock-based awards until 2007, including awards for fiscal years 2005 and 2006. As adopted, a total of 20 million shares (split adjusted) of Common Stock were initially reserved for issuance under the 2005 SIP. Under the terms of the 2005 SIP, 33.5 million shares of Common Stock that remained unawarded upon the expiration of the Company’s 1996 Plan and EIP in 2006 also became available for Awards under the 2005 SIP. In addition, any shares of Common Stock subject to repurchase or forfeiture rights under an award that has been granted under the 2005 SIP, the 1996 Plan or the EIP that are reacquired by the Company, any shares of Common Stock that are withheld or delivered pursuant to the terms of the 2005 SIP in payment of any applicable exercise price or tax withholding obligation, and any award relating to shares of Common Stock under any of such plans that is canceled, terminates or expires or, for any other reason is not payable, become available for new Awards. As of December 9, 2006, the Company had granted Awards under the 2005 SIP with respect to 49.1 million shares of Common Stock, leaving only 5.8 million shares available as of such date for future Awards under the 2005 SIP, subject to increases as described in the preceding sentence.

A key element of the Firm’s compensation philosophy is to deliver a portion of each employee’s total compensation in the form of stock-based awards. Bonus-eligible employees are awarded a portion of their annual performance bonus in the form of stock-based awards, rather than in cash. Production-paid employees also receive part of their compensation in the form of stock-based-awards, rather than entirely in cash commission payouts. The percentage of compensation delivered in the form of stock-based awards is based on the employee’s position and compensation level, with senior managers generally having proportionally more of their compensation awarded in equity than lower level employees, and therefore having more of their pay at risk. Thus, the Company’s stock-based compensation program is an element of annual total compensation, rather than an “add-on” award.

The Company believes that stock-based awards foster an employee-ownership culture that aligns the interests of its employees directly with those of its stockholders and encourages employees to be prudent risk managers and to work together to ensure the Firm’s continued financial success over time. The stock-based compensation program also helps to retain high-performing employees through retention features such as significant vesting provisions, forfeiture provisions and restrictions on sales. In the event that a stock-based award is forfeited by an employee, the value of the award remains with the Company. These restrictions also enhance stockholder alignment by having employees share in the upside and downside risk over any cyclical market periods that occur within the financial services industry.

Stockholder approval of the Plan Amendment is unanimously recommended by the Board in order to permit the Firm to continue to provide compensation using stock-based awards. The Board believes that approval of the Plan Amendment will allow the Company to continue recruiting, retaining, and motivating employees and Directors of the Company and its subsidiaries whose performance is critical to the continued financial success of the Firm. If the Plan Amendment is approved, the Company expects to have sufficient shares under the 2005 SIP to cover stock-based awards until 2009, including awards for fiscal years 2007 and 2008. To the extent that the Company does not have sufficient availability of shares for its compensation programs, it will have to decrease the stock-based component and increase the cash component of overall employee compensation.

An amended version of the 2005 SIP, reflecting the Plan Amendment and adjustments pursuant to the terms of the 2005 SIP to reflect the 2-for-1 stock split that was effected in April 2006, is attached hereto as Appendix A.

For the reasons stated above, the Board of Directors unanimously recommends a vote FOR approval of the Plan Amendment.

Description of the 2005 SIP (as Proposed to be Amended)

Administration; Types of Awards; Eligible Participants. The 2005 SIP is administered by the Compensation Committee, which is comprised exclusively of independent Directors. The 2005 SIP provides for the granting of incentive and non-qualified stock options, stock appreciation rights (“SARs”), and other stock-based awards, including restricted stock, RSUs, and PSUs (collectively or individually,  “Awards”). Awards may be issued to any employee, prospective employee, Director or consultant of the Company or any of its subsidiaries who are selected by the Compensation Committee to participate in the 2005 SIP. Substantially all of the Company’s approximately 25,900 employees, Directors and consultants are eligible to participate in the 2005 SIP. The Compensation Committee has discretion to select the employees to whom Awards will be granted and to determine the type, size and terms of each Award and the authority to administer, construe and interpret the 2005 SIP.

Shares Available for Awards. As amended, a total of 128.5 million shares of Common Stock may be subject to Awards under the 2005 SIP (including 33.5 million shares of Common Stock authorized for issuance under the Company’s 1996 Plan and EIP that remained unawarded upon the expiration of those plans in 2006), subject to adjustment in accordance with the terms of the 2005 SIP. If any shares of Common Stock subject to repurchase or forfeiture rights under an award that has been granted under the 2005 SIP, the 1996 Plan or the EIP are reacquired by the Company, or if any shares of Common Stock are withheld or delivered pursuant to the terms of the 2005 SIP in payment of any applicable exercise price or tax withholding obligation, or if any award relating to shares of Common Stock under any of such plans is canceled, terminates or expires or, for any other reason is not payable, such shares will become available for new Awards. No 2005 SIP participant may receive options, SARs or other stock-based Awards during any fiscal year attributable to more than four million shares of Common Stock, subject to adjustment in accordance with the terms of the 2005 SIP. The shares of Common Stock issuable under the 2005 SIP may be either authorized but unissued shares or treasury shares, or any combination thereof.

Stock Options. A stock option, which may be a non-qualified or an incentive stock option (each, an “Option”), is the right to purchase a specified number of shares of Common Stock at a price (the “Option Price”) fixed by the Compensation Committee (any holder of an Option is called an “Optionee”). The maximum number of shares of Common Stock that may be subject to incentive stock options (“ISOs”) granted pursuant to the 2005 SIP is 20.0 million, subject to adjustment in accordance with the terms of the 2005 SIP. The Option Price of an Option may be no less than the fair market value of the underlying Common Stock on the date of grant. Unless otherwise provided in the Optionee’s Award agreement, Options are not transferable during the Optionee’s lifetime and will expire no later than ten years after the date on which they are granted. Options become exercisable at such times and in such installments as the Compensation Committee will determine. The Compensation Committee may also accelerate the period for exercise of any or all Options held by an Optionee. Payment of the Option Price must be made in full at the time of exercise of the Option by any of the following methods: (1) in cash; (2) by tendering to the Company shares of Common Stock having a fair market value equal to the Option Price, which shares have been held by the Optionee for at least six months and which meet such other requirements as may be imposed by the Compensation Committee; (3) by certain withholding methods that constitute a cashless exercise through the delivery of irrevocable instructions by the Optionee to a broker to sell the Common Stock received upon exercise of the Option and to deliver promptly to the Company an amount out of the proceeds equal to the aggregate Option Price, or (4) by other means that the Compensation Committee deems appropriate.

Stock Appreciation Rights. A SAR may be granted alone or in tandem with Options. If granted in tandem with an Option, the SAR must cover the same (or a fewer) number of shares of Common Stock covered by the related Option and will be generally subject to the same terms and conditions as the related Option. Upon exercise, a SAR will entitle the holder to receive from the Company an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the SAR minus the per SAR exercise price (or Option Price, as applicable), multiplied by the number of shares of Common Stock with respect to which the SAR is exercised. Upon the exercise of a SAR granted in tandem with an Option, the related Option will be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of the Option granted in tandem with a SAR or the surrender of such Option, the related SAR will be canceled to the extent of the number of shares as to which the Option is exercised or surrendered. The Compensation Committee will determine whether the SAR will be settled in cash, Common Stock or a combination of cash and Common Stock.

Other Stock-Based Awards. Other Awards of Common Stock and Awards that are valued in whole or in part by reference to, or otherwise based on, the fair market value of Common Stock (all such Awards being referred to herein as “Other Stock-based Awards”), may be granted under the 2005 SIP in the discretion of the Compensation Committee. Other Stock-based Awards will be in such form as the Compensation Committee will determine, including without limitation, (1) the right to purchase shares of Common Stock, (2) shares of Common Stock subject to restrictions on transfer until the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Compensation Committee, and (3) shares of Common Stock issuable upon the completion of a specified period of service, the occurrence of an event, or the attainment of performance objectives, each as specified by the Compensation Committee. Any Other Stock-based Awards that are granted subject to the completion of a specified period of service by the Award recipient that are (1) not in lieu of cash compensation to employees generally, (2) not paid to recruit a new employee in an amount less than 5% of the total Awards available for grant under the 2005 SIP or (3) not subject to the attainment of performance objectives, will provide that vesting, restrictions on transfer, or some other comparable restriction that encourages continued performance of the Award recipient, will in any such case be for a period of not less than three years (although vesting or lapsing of restrictions may occur in installments over such period), unless there is a Change in Control (as such term is defined in “Change of Control” below) or the Award recipient retires, becomes disabled or dies. Other Stock-based Awards may be granted alone or in addition to any other Awards made under the 2005 SIP. With respect to any RSUs or PSUs granted under the 2005 SIP, the obligations of the Company or any subsidiary of the Company are limited solely to the delivery of shares of Common Stock on the date when such shares of Common Stock are due to be delivered under each Award agreement, and in no event will the Company or any subsidiary of the Company become obligated to pay cash in respect of such obligation (except that the Company or any subsidiary of the Company may pay to the Award recipient amounts in cash in respect of a RSU or PSU equal to cash dividends paid to a holder of the same number of shares of Common Stock that are subject to the RSU or PSU).

The Compensation Committee may establish the performance objectives that must be attained in order for the Company to grant Other Stock-based Awards. Accordingly, unless the Compensation Committee determines at the time of grant not to qualify such an award as performance-based compensation under Section 162(m) of the Code, the performance objectives for such Other Stock-based Awards made under the 2005 SIP will be based upon one or more of the following criteria: (1) pre-tax income or net income; (2) earnings per share; (3) book value per share; (4) stock price; (5) return on equity; (6) expense management; (7) return on investment; (8) improvements in capitalization; (9) profitability of an identifiable business unit or product; (10) profit margins; (11) budget comparisons; (12) total return to stockholders; (13) net revenue; and (14) economic value added. The Compensation Committee must certify as to the attainment of the applicable performance goals prior to payment of any Other Stock-based Award, and may reduce the amount of any Other Stock-based Award. Subject to the provisions of the 2005 SIP, the Compensation Committee will have sole and absolute discretion to determine to whom and when such Other Stock-based Awards will be made, the number of shares of Common Stock to be awarded under (or otherwise related to) such Other Stock-based Awards, and all other terms and conditions of such Awards. The Compensation Committee will determine whether Other Stock-based Awards will be settled in cash, Common Stock or a combination of cash and Common Stock. The maximum amount of Other Stock-based Awards that may be granted during any fiscal year to any participant in the 2005 SIP will be (1) with respect to Other Stock-based Awards that are denominated or payable in Common Stock, four million shares of Common Stock, and (2) with respect to Other Stock-based Awards that are not denominated or payable in Common Stock, $50.0 million.

Adjustments Upon Certain Events. Under the 2005 SIP, if there is any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, combination, subdivision or exchange of shares, recapitalization, merger, consolidation, reorganization or other extraordinary or unusual event, the Compensation Committee will direct that appropriate changes be made in the number or kind of securities that may be issued under the 2005 SIP and in the terms of outstanding Awards.

Change in Control. If a Change in Control occurs, the Compensation Committee may, but is not required to, (1) accelerate or waive vesting or exercise periods or the lapse of restrictions on all or any portion of any Award, (2) cancel the Awards for fair value (as determined in the discretion of the Compensation Committee), (3) provide for the issuance of substitute Awards that will substantially preserve the terms of the original Awards or (4) provide for the full exercisability of Options or SARs for a period of at least 30 days prior to the occurrence of the Change of Control. In general, a “Change in Control” is deemed to occur when: (i) 20% or more of the combined voting power of the Company’s voting securities is acquired in certain instances (whether through a tender offer, merger, or otherwise); (ii) individuals who are members of the Board of Directors prior to the Change in Control (the “Incumbent Board”) cease, subject to certain exceptions, to constitute at least a majority of the Board of Directors; (iii) a merger, consolidation, recapitalization or reorganization involving the Company occurs, whereby the stockholders immediately prior to such transaction cease to hold at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction, members of the Incumbent Board cease to constitute at least a majority of the board of directors of the resulting corporation or a person or entity becomes the beneficial owner of 20% or more of the combined voting power of the resulting corporation; or (iv)  a liquidation of the Company or a sale or other disposition of all or substantially all of the assets of the Company.

Additional Information. Unless otherwise provided in an employee’s Award agreement, an employee’s rights under the 2005 SIP may not be assigned or otherwise transferred. An employee to whom an Award is made has no rights as a stockholder with respect to any Common Stock issuable pursuant to the Award until the date of issuance of the stock certificate for such shares upon payment of the Award. In the case of payments of Awards in the form of Common Stock, unless the Compensation Committee specifies otherwise, a 2005 SIP participant may elect to pay to the Company the minimum amount of any taxes required to be withheld with respect to the exercise, grant, vesting of, or payment pursuant to, an Award by the delivery of shares of Common Stock or having shares of Common Stock withheld by the Company, in each case that have a fair market value equal to the amount required to be withheld.

Term of 2005 SIP; Amendment and Termination of 2005 SIP. No Awards may be granted on or after May 1, 2015, the tenth anniversary of the effective date of the 2005 SIP. The Board of Directors may amend, suspend or terminate the 2005 SIP or any portion thereof at any time, subject to the following restrictions: (a) no amendment may be made without approval of the stockholders that would (1) increase the total number of shares reserved for issuance pursuant to the 2005 SIP or increase the maximum number of shares for which Awards may be granted to any participant, (2) change the class of persons eligible to be participants in the 2005 SIP, or (3) extend the date after which Awards cannot be granted under the 2005 SIP; and (b) no amendment may be made without the consent of a participant if the amendment would diminish the rights of the participant under any Award previously granted to that participant. However, the Compensation Committee may amend the 2005 SIP as it deems necessary to permit the grant of Awards meeting the requirements of applicable laws.

Awards to be Granted Under the 2005 SIP. The number or type of Awards that will be granted under the 2005 SIP to any participants will be determined at the discretion of the Compensation Committee and therefore cannot be calculated at this time.

Certain United States Federal Income Tax Consequences of Options

United States federal income tax consequences to Optionees and the Company of Options granted under the 2005 SIP should generally be as set forth in the following summary:

An employee to whom an ISO that qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the Company upon the grant or exercise of such ISO. However, upon the exercise of an ISO, special alternative minimum tax rules apply for the employee.

When the employee sells shares acquired through the exercise of an ISO more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the Option Price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An employee to whom an Option that is not an ISO (a “non-qualified Option”) is granted will not recognize income at the time of grant of such Option. When such employee exercises a non-qualified Option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value as of the date of Option exercise of the shares the employee receives, over the Option Price. The tax basis of such shares will be equal to the Option Price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such shares will commence on the day after which the employee recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified Options in an amount equal to the ordinary compensation income recognized by the employee. Any such compensation includable in the gross income of an employee in respect of a non-qualified Option will be subject to appropriate federal, state, local and foreign income and employment taxes.

The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Options or the Company or to describe tax consequences based on particular circumstances and does not address Awards other than Options. It is based on United States federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

YOUR VOTE IS IMPORTANT. In order for the Plan Amendment to be approved, the NYSE rules require that a majority of the outstanding shares of Common Stock are voted on the proposal and that the majority of the shares of Common Stock voting on the proposal vote to approve the Plan Amendment. If you fail to vote, your shares will not be considered “shares present” for voting purposes, which may cause less than the requisite majority of the outstanding shares of Common Stock to be voted on the matter. If you hold your shares through a broker, your broker will not be permitted to vote your shares on this matter without your voting instructions. If the Plan Amendment is not approved, only 5.8 million shares will remain available for issuance under the 2005 SIP, subject to increases as previously described.

The Board of Directors unanimously recommends a vote FOR approval of the Plan Amendment.

Equity Compensation Plan Information

The following table sets forth certain information as of November 30, 2006 regarding shares of Common Stock authorized for issuance under the Firm’s equity compensation plans. The table does not reflect approximately 34.7 million of RSUs which were granted to employees on December 8, 2006. Therefore, after this grant, there were approximately 5.8 million shares available for future Awards under the 2005 SIP, subject to increases as previously described.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (2)
Equity compensation plans approved by security holders (3)	16.1 million	$44.29	40.9 million
Equity compensation plans not approved by security holders (4)	65.3 million	30.61	1.3 million
Total	81.4 million	33.32	42.2 million

(1)          These columns do not include shares of restricted stock and RSUs, which by their nature do not have an exercise price. In addition to shares of Common Stock to be issued upon the exercise of outstanding options and other rights, at November 30, 2006, there were shares of restricted Common Stock and RSUs outstanding under the following plans:

•    Approved by the stockholders of the Company:

1994 Plan	2.0 million RSUs
1996 Plan	7.3 million RSUs
2005 SIP	8.5 million RSUs
• Not approved by the stockholders of the Company:
EIP	81.0 million RSUs
Neuberger LTIP	2.3 million restricted
shares and RSUs

                           In connection with the Company’s acquisition of Neuberger Berman Inc. (“Neuberger”), the Company assumed Neuberger’s obligations under the last plan named above and the Neuberger DSIP (as defined below). The Neuberger LTIP had been approved by Neuberger’s stockholders.

(2)          The various equity compensation plans provide for issuance of awards in the form of options, PSUs, restricted stock, RSUs and/or other types of equity awards up to an aggregate maximum number of shares for each plan. Therefore the number of shares remaining available for future issuance shown in this column includes not only options, warrants and other rights but also restricted stock, RSUs, PSUs and unrestricted stock, as further described below.

(3)          Common Stock to be issued under equity compensation plans approved by security holders consists of options issued under the 1994 Plan, the 1996 Plan and the 2005 SIP. The 1994 Plan expired in 2004, and the 1996 Plan expired in 2006, following the completion of their terms. As of November 30, 2006, there were remaining available for future issuance:

•                    0.4 million shares under the 1994 Plan to satisfy future dividend reinvestment requirements for the RSUs that are still outstanding under the plan;

•                    no shares under the 1996 Plan; and

•                    40.5 million shares under the 2005 SIP, which may be issued as options, PSUs, RSUs and/or other types of equity awards, or to satisfy future dividend reinvestment requirements under the 2005 SIP or other plans.

The 2005 SIP authorized the issuance of up to the total of:

•                    20.0 million shares; plus

•                    any shares authorized for issuance under the 1996 Plan and the EIP that remained unawarded upon their expiration; plus

•                    any shares subject to repurchase or forfeiture rights under the 1996 Plan, the EIP or the 2005 SIP that are reacquired by the Company, or the award of which is canceled, terminates, expires or for any other reason is not payable; plus

•                    any shares withheld or delivered pursuant to the terms of the 2005 SIP in payment of any applicable exercise price or tax withholding obligation.

Awards with respect to 14.4 million shares of Common Stock have been made under the 2005 SIP as of November 30, 2006. The number of shares remaining available for future issuance under the 2005 SIP as of November 30, 2006, is calculated as follows:

Original authorization	20.0 million shares
Shares carried over from 1996 Plan and EIP (including forfeitures)	34.9 million shares
Shares awarded under 2005 SIP	(14.4 million shares	)
Shares available as of November 30, 2006	40.5 million shares

(4)          Common Stock to be issued under equity compensation plans not approved by security holders consists of options issued under the EIP, the Neuberger LTIP and the 1999 Neuberger Berman Inc. Directors Stock Incentive Plan (the “Neuberger DSIP”). Stockholder approval was not required for the EIP under the then current rules of the NYSE because it was a broadly-based plan, as a majority of our full-time U.S. employees were eligible for awards under the plan and a majority of the awards during any three-year period were to employees who were not officers or directors. The EIP expired in 2006 following the completion of its term. As of November 30, 2006, there were available for future issuance:

•       no shares under the EIP;

•                    1.3 million shares under the Neuberger LTIP, which may be issued as options, PSUs or RSUs, restricted stock and/or other types of equity awards; and

•       no shares under the Neuberger DSIP.

Descriptions of the 1994 Plan, the 1996 Plan, the 2005 SIP, the EIP, the Neuberger LTIP and the Neuberger DSIP are contained in Note 15 to the Consolidated Financial Statements included in the Company’s 2006 Annual Report on Form 10-K and are incorporated herein by reference.

PROPOSAL 4—STOCKHOLDER PROPOSAL

Mrs. Evelyn Y. Davis, with an office at the Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, the holder of 100 shares of Common Stock, has proposed the adoption of the following resolution and has furnished the following statement in support of her proposal:

“RESOLVED:    That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

REASONS:    This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures than they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Firm or its stockholders. The Firm is committed to its continuing compliance with all of the applicable federal, state and local laws and regulations governing the permissibility and reporting of political contributions. These extensive legal and regulatory requirements already subject the Firm’s political contributions to a high degree of transparency and limit the political contributions made by the Firm.

Currently, most of Firm’s political contributions are made through LBI’s political action committee (the “PAC”), which is funded through voluntary employee donations. The scope of the PAC’s contributions is limited in that it gives exclusively to federal campaigns and committees. Moreover, there already is a high degree of transparency with respect to political contributions by the PAC, since the regulations of the Federal Election Commission mandate extensive reports by the PAC itemizing its contributions and donations to political candidates and committees.

The Firm also makes occasional political contributions by LBI using its corporate funds; however, corporate contributions by the Firm are prohibited under applicable election laws at the federal level and at the state level in many states. LBI only makes contributions to state and local candidates or initiatives where permitted by law, and does so on a very limited basis. In addition, regulatory authorities already require that much information regarding corporate contributions be made publicly available. For example, rules of the Municipal Securities Rulemaking Board require disclosure of certain contributions made by LBI or the PAC. In addition, applicable state and local election laws require recipients of campaign contributions to disclose the amount of political contributions received by them.

The Board believes that the disclosures currently being made by LBI and the PAC, as well as by the recipients of political contributions, are adequate. As a result, the Board believes that adoption of this proposal would provide little additional benefit to stockholders and would not be a productive use of the Firm’s resources.

For the reasons stated above, the Board of Directors unanimously recommends a vote AGAINST the adoption of this stockholder proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, Company equity securities with the SEC.

Based on a review of such reports, and on written representations from reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with during Fiscal 2006.

OTHER MATTERS

Management does not know of any business to be transacted at the meeting other than as indicated herein. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

You are urged to sign, date and return the enclosed proxy card as promptly as possible, using the prepaid envelope provided for such purpose, or to vote online or by telephone according to the instructions on the proxy. It is hoped that registered Stockholders will give the Company advance notice of their plans to attend the Annual Meeting by marking the box provided on the proxy card or by registering their intention when voting online or by telephone.

If you will need special assistance at the Annual Meeting because of a disability, please contact the Corporate Secretary of the Company, Mr. Jeffrey A. Welikson, at 1-212-526-0858 or at secretary@lehman.com.

Householding

In accordance with a notice sent previously to certain beneficial owners holding shares in street name (for example, through a bank, broker or other holder of record) and who share a single address with other similar holders, only one annual report and proxy statement is being sent to that address unless contrary instructions were received from any stockholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. Any of such beneficial owners may discontinue householding by writing to the address or calling the telephone number provided for such purpose by their holder of record. Any such stockholder may also request prompt delivery of a copy of the annual report or proxy statement by contacting the Company at 1-212-526-0858 or by writing to the Corporate Secretary, Lehman Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019.

Other beneficial owners holding shares in street name may be able to initiate householding if their holder of record has chosen to offer such service, by following the instructions provided by the record holder.

Deadline and Procedures for Submitting Proposals for Next Year’s Meeting

Stockholders of the Company who intend to present proposals for inclusion in the proxy material to be distributed by the Company in connection with the Company’s 2008 Annual Meeting of Stockholders must submit their proposals to the Corporate Secretary of the Company at Corporate Secretary, Lehman

Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019 on or before October 29, 2007.

In addition, in accordance with Article II, Section 9 of the Company’s By-Laws, in order to be properly brought before the 2008 Annual Meeting by a stockholder, notice of a matter that is not included in the Company’s proxy material must be received by the Company no earlier than December 14, 2007 and no later than January 14, 2008. The notice must set forth as to each matter that the stockholder proposes (1) a brief description of the business desired to be brought forth and the reasons for conducting such business at the Annual Meeting, (2) the name and address, as they appear on the Company’s books, of the stockholder, (3) the number of shares of Common Stock beneficially owned by the stockholder, (4) any material interest of the stockholder in such business and (5) any other information relating to the stockholder or the proposal that is required to be disclosed pursuant to Regulation 14A under the Exchange Act.

Deadline and Procedures for Making Nominations for Director at Next Year’s Meeting

In accordance with Article II, Section 10 of the Company’s By-Laws, Stockholders of the Company who intend to nominate persons for election to the Board of Directors at the Company’s 2008 Annual Meeting of Stockholders must give written notice to the Corporate Secretary of the Company at Corporate Secretary, Lehman Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019 no earlier than December 14, 2007 and no later than January 14, 2008. The notice must set forth, as to each nominee, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of capital stock of the Company, if any, which are beneficially owned by the person and (4) any other information relating to the person that is required to be disclosed in solicitations for proxies in election of directors pursuant to Regulation 14A under the Exchange Act, and as to such stockholder, (A) the name and record address of the stockholder and (B) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder.

Procedures for Recommending Director Candidates to the Nominating and Corporate Governance Committee

Stockholders of the Company wishing to recommend Director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Lehman Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019. Submissions should include:

•                     the name and address of the recommending stockholder(s), and the class and number of shares of capital stock of the Company that are beneficially owned by the recommending stockholder(s);

•                     the name, age, business address and principal occupation and employment of the recommended candidate;

•                     any information relevant to a determination of whether the recommended candidate meets the criteria for Board of Directors membership described under “Committees of the Board of Directors—Nominating and Corporate Governance Committee” above;

•                     any information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NYSE Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred;

•                     all other information relating to the recommended candidate that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Exchange Act, including, without limitation, information regarding (1) the recommended candidate’s business experience, (2) the class and number of shares of capital stock of the Company, if any, that are beneficially owned by the recommended candidate and (3) material relationships or transactions, if any, between the recommended candidate and the Company’s management;

•                     a description of any business or personal relationships between the recommended candidate and the recommending stockholder(s) and whether the recommended candidate has any specific plans or proposals for the Company at the behest of the recommending stockholder(s);

•                     a statement, signed by the recommended candidate, (1) verifying the accuracy of the biographical and other information about the candidate that is submitted with the recommendation and (2) affirming the recommended candidate’s willingness to be a Director; and

•                     if the recommending stockholder(s) has beneficially owned more than 5% of the Company’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the SEC’s rules.

Code of Ethics and Corporate Governance Guidelines

The Company has a Code of Ethics that is applicable to all Directors, officers and employees of the Company, including the Chairman and Chief Executive Officer and the Chief Financial Officer of the Company (its principal executive officer and principal financial and accounting officer, respectively). The Code of Ethics (including any waivers therefrom granted to executive officers or directors), is accessible through the Corporate Governance page of the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov. The Company will disclose on its web site amendments to or waivers from its Code of Ethics applicable to Directors or executive officers of the Company, including the Chairman and Chief Executive Officer and the Chief Financial Officer, in accordance with all applicable laws and regulations.

The Company’s Corporate Governance Guidelines are also accessible through the Corporate Governance page of the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov.

Any stockholder may also request prompt delivery of a copy of the Company’s Code of Ethics, Corporate Governance Guidelines or charters for the Audit Committee, Compensation Committee or Nominating Committee by contacting the Company at 1-212-526-0858 or by writing to the Corporate Secretary, Lehman Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019.

DIRECTIONS TO THE LEHMAN BROTHERS HOLDINGS INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

The 2007 Annual Meeting of Stockholders will be held at the Company’s global headquarters, 745 Seventh Avenue, New York, New York 10019, on the Concourse Level in the Allan S. Kaplan Auditorium, between 49th and 50th Streets. The building is in the vicinity of several subway lines, and is also readily accessed by bus, taxicab or automobile. All persons wishing to be admitted must present photo identification.

APPENDIX A

LEHMAN BROTHERS HOLDINGS INC. 2005 STOCK INCENTIVE PLAN (As Amended)

1.                Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors and consultants and to motivate such employees, directors and consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors and consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.                Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)          “Act” means The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)         “Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect interest of at least twenty-five percent (25%).

(c)          “Award” means an Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d)         “Board” means the Board of Directors of the Company.

(e)          “Change in Control” means the occurrence of any of the following events:

(i)             The occurrence of an event described in paragraph (ii), (iii), (iv), (v) or (vi) below involving any entity (or an affiliate thereof) which had previously commenced (within the meaning of Rule 14d-2 under the Act), without the approval of the Board, a tender offer for shares having more than 20% of the combined voting power of the Company’s outstanding shares of capital stock having ordinary voting power in the election of directors of the Company (the “Voting Securities”);

(ii)         An acquisition (other than directly from the Company) of any Voting Securities by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof or a trustee thereof acting solely in its capacity as trustee) maintained by (I) the Company or (II) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary Entity”), (B) the Company or any of its Subsidiary Entities, or (C) any Person who files in connection with such acquisition a Schedule 13D which expressly disclaims any intention to seek control of the Company and does not expressly reserve the right to seek such control; provided, however, that any amendment to such statement of intent which either indicates an intention or reserves the right to seek control shall be deemed an

“acquisition” of the securities of the Company reported in such filing as beneficially owned by such Person for purposes of this paragraph (ii);

(iii)     The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), ceasing for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (in each case, a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iv)       A merger, consolidation, recapitalization or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction”; i.e., meets each of the requirements described in subparagraphs (A), (B) and (C) below:

(A)       the stockholders of the Company, immediately before such merger, consolidation, recapitalization or reorganization, own, directly or indirectly, immediately following such merger, consolidation, recapitalization or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the Company, the corporation resulting from such merger or consolidation, recapitalization or reorganization, or any parent thereof (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, recapitalization or reorganization;

(B)        the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, recapitalization or reorganization constitute at least 50% of the members of the board of directors of the Surviving Corporation immediately following the consummation of such merger, consolidation, recapitalization or reorganization; and

(C)        no Person other than the Company, any Subsidiary Entity, any employee benefit plan (or any trust forming a part thereof or a trustee thereof acting solely in its capacity as trustee) maintained by the Company, the Surviving Corporation, or any Subsidiary Entity, or any Person who, immediately prior to such merger, consolidation, recapitalization or reorganization had Beneficial Ownership of 20% or more of the then outstanding Voting Securities has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities immediately following the consummation of such merger, consolidation, recapitalization or reorganization;

(v)           A complete liquidation or dissolution of the Company; or

(vi)       Sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary Entity).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted percentage set forth in paragraph (ii) or subparagraph (iv)(A) or (C) above, as applicable, of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and thereafter such Beneficial Owner acquires any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

A “Hostile Change in Control” shall mean the occurrence of an event as contemplated in paragraph (i) above. A “Friendly Change in Control” shall mean any Change in Control that is not a Hostile Change in Control.

(f)            “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)          “Committee” means the Compensation and Benefits Committee of the Board.

(h)         “Company” means Lehman Brothers Holdings Inc.

(i)            “Effective Date” means May 1, 2005.

(j)             “Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is consultant to the Company or any of its Affiliates and (iii) a Participant’s services as a Non-Employee Director, if the Participant is a non-employee member of the Board; provided however that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than a director of the Company or an Affiliate) shall constitute a termination of employment hereunder. For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment, without an intervening period of separation, between the Company and any Affiliate shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Company during such leave of absence.

(k)         “Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares on the New York Stock Exchange, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted)(the “NASDAQ”), or, if no sale of Shares shall have been reported on the New York Stock Exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith and, in the case of an ISO, in accordance with Section 422 of the Code.

(l)            “ISO” means an Option that is also an incentive stock option granted pursuant to Section 5(d).

(m)     “Non-Employee Director” means a director of the Company who is not an employee of the Company or a Subsidiary.

(n)         “Option” means a stock option granted pursuant to Section 5.

(o)         “Option Price” means the purchase price per Share of an Option, as determined pursuant to Section 5(a).

(p)         “Other Stock-Based Award” means an award granted pursuant to Section 7.

(q)         “Participant” means an employee, prospective employee, director or consultant of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(r)           “Performance-Based Award” means an Other Stock-Based Award granted pursuant to Section 7(c).

(s)           “Plan” means the Lehman Brothers Holdings Inc. 2005 Stock Incentive Plan, as amended from time to time.

(t)            “Shares” means shares of common stock of the Company.

(u)         “Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 6.

(v)          “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

3.                Shares Subject to the Plan

(a)          The total number of Shares that may be issued under the Plan is ninety-five (95) million, plus the number of Shares calculated as set forth in subsection (c) below, subject to adjustment as provided in Section 9. Shares of Common Stock issued under the Plan may be authorized but unissued shares or authorized and issued shares held in the Company’s treasury, or any combination thereof. No participant may be granted Options, Stock Appreciation Rights or Other Stock-Based Awards covering in excess of four million Shares in any fiscal year of the Company, and the maximum number of Shares that may be subject to Awards that are ISOs is twenty (20) million, subject to adjustment as provided in Section 9.

(b)         In calculating the number of Shares remaining available for grants of Awards at any given time during the term of the Plan, the following rules shall apply:

(i)             the number of Shares remaining for issuance shall be reduced by the number of outstanding Awards that consist of, or that are payable in Shares;

(ii)         the number of Shares remaining for issuance shall be increased by the number of Shares withheld or tendered (by actual delivery or attestation) to pay the exercise price of an Option and by the number of shares withheld from any grant of Awards to satisfy tax withholding obligations;

(iii)     the number of Shares remaining for issuance shall be increased by the number of Shares that have been granted, or reserved for distribution in satisfaction of Awards, that are later forfeited, or that expire or terminate or, for any other reason, are not payable or distributable under the Plan; and

(iv)       the number of Shares remaining for issuance shall be increased by the number of Shares that have been granted in respect of Awards that are settled in cash under the Plan.

(c)          The following numbers of Shares shall be added to the ninety-five (95) million Shares expressly identified in subsection (a) above: the number of Shares that, on the date that is immediately prior to the applicable date of expiration of each of the Lehman Brothers Holdings Inc. Employee Incentive Plan and the Lehman Brothers Holdings Inc. 1996 Management Ownership Plan (each, a “Prior Plan”), are available for issuance and not otherwise subject to outstanding Awards granted under the Prior Plans, increased by the number of Shares that, as of each such applicable expiration date, were subject to Awards granted and outstanding under the Prior Plans (the “Prior Awards”) but which are subsequently not payable or distributable under the Prior Awards under any of the circumstances described in paragraph (ii), (iii) or (iv) of subsection (b) above.

4.                Administration

(a)          The Plan shall be administered by the Committee, the members of which shall be “independent” in accordance with all applicable stock exchange or market listing requirements. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, to the extent consistent with Rule 16b-3 under the Act, the Committee may delegate the authority to grant Awards under the Plan to officers or employees of the Company.

(b)         The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(c)          The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant, vesting of, or payment pursuant to, an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (i) delivery, in cash or by check, (ii) delivery in Shares or (iii) having Shares withheld by the Company with a market value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant.

5.                Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or ISOs for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)          Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(b)         Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)          Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 5, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with provision for payment of the full purchase price in accordance with this subsection (c). The Option Price for the Shares as to which an Option is exercised shall be paid to the Company, at the election of the Committee, pursuant to one or more of the following methods: (i) in cash; (ii) in Shares having a market value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (iii) partly in cash and partly in such Shares; (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased or (v) by such other means as the Committee deems appropriate. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan, and such Shares have been issued hereunder.

(d)         ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan, provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)          Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or withholding taxes relating to the exercise of an Option or delivery of Shares pursuant to an Award by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option or pursuant to the other Award.

6.                Terms and Conditions of Stock Appreciation Rights

(a)          Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 6 (or such additional limitations as may be included in an Award agreement).

(b)         Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount, in cash and/or Shares, equal to (i) the excess of (A) the market value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the market value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such market value), as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)          Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

7.                Other Stock-Based Awards

(a)          The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, Shares (all such Awards being referred to herein as “Other Stock-Based Awards”). Other Stock-Based Awards shall be in such form, and be subject to such terms and conditions, as the Committee shall determine, including without limitation, the following forms: (i) the right to purchase Shares, (ii) Shares subject to restrictions on transfer until the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Committee, and (iii) Shares issuable upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Committee. Other Stock-Based Awards may be granted alone or in addition to any other Awards made under the Plan. All references in the preceding sentence to “specified period of service,” in the case of Other Stock-Based Awards which (i) are not in lieu of cash compensation to employees generally, (ii) are not paid to recruit a new employee in an amount of less than 5% of the total awards available for grant under the Plan or (iii) are not subject to the attainment of performance objectives, shall provide that vesting, restrictions on transfer or some other comparable restriction which incents continued performance of the Participant, will be for a period of not less than three years (although vesting or lapsing may occur in tranches over the three years), unless there is a Change in Control or the Participant retires, becomes disabled or dies. Subject to the provisions of the Plan, the Committee shall have sole and absolute discretion to determine to whom and when such Other Stock-Based Awards will be made, the number of shares of Common Stock to be awarded under (or otherwise related to) such Other Stock-Based

Awards and all other terms and conditions of such Awards. The Committee shall determine whether Other Stock-Based Awards shall be settled in cash, Common Stock or a combination of cash and Common Stock.

(b)         With respect to any restricted stock units granted under the Plan, the obligations of the Company or any Subsidiary are limited solely to the delivery of Shares on the date when such Shares are due to be delivered under each Agreement, and in no event shall the Company or any Subsidiary become obligated to pay cash in respect of such obligation (except that the Company or any Subsidiary may pay to Participants amounts in cash dividends paid to a holder of shares of Common Stock, for fractional shares or for any amounts payable in cash upon the occurrence of a Change in Control). Other Stock-Based Awards may, at the discretion of the Committee, provide the Participant with dividends or dividend equivalents and voting rights prior to either vesting or earnout.

(c)          The Committee may establish performance objectives that must be attained in order for the Company to make payments pursuant to Other Stock-Based Awards. The performance objectives for Awards will be based upon one or more of the following criteria: (i) before-tax income and/or net income; (ii) earnings per share; (iii) book value per share; (iv) stock price; (v) return on equity; (vi) expense management; (vii) return on investment; (viii) improvements in capitalization; (ix) profitability of an identifiable business unit or product; (x) profit margins; (xi) budget comparisons; (xii) total return to Stockholders; (xiii) net revenue; and (xiv) economic value added. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect to defer payment of a Performance-Based Award. The maximum amount of Other Stock-Based Awards that may be granted during a fiscal year of the Company to any Participant shall be (x) with respect to Other Stock-Based Awards that are denominated or payable in Shares, four million Shares, and (y) with respect to Other Stock-Based Awards that are not denominated or payable in Shares, $50 million.

8.                Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan for long-term incentive compensation. With respect to any payments not yet made to a Participant, including any Participant-optionee, by the Company, nothing herein contained shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu thereof or with respect to options, stock appreciation rights and other Awards under the Plan; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

9.                Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)          Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Awards may be granted during a fiscal year of the Company to any Participant, (iii) the Option Price or exercise price of any Stock Appreciation Right and/or (iv) any other affected terms of such Awards.

(b)         Change in Control. If a Change in Control occurs after the Effective Date, at any time before such Change in Control the Committee may, but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (B) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least 30 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

10.         No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.         Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.         Transferability of Awards

Unless otherwise determined by the Committee or as otherwise set forth in any Award, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.         Amendments or Termination

The Board may amend or terminate the Plan, but no amendment or termination shall be made, (a) without the approval of the shareholders of the Company, if such action would (i) (except as is provided in Section 9), increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Shares that may be issued hereunder, or the maximum number of Shares for which Awards may be granted to any Participant, (ii) change the class of persons eligible to be Participants; or (iii) extend the date after which Awards cannot be granted under the Plan; or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan and/or any outstanding Awards in such manner as it deems necessary to permit the Plan and/or any outstanding Awards to satisfy applicable requirements of the Code or other applicable laws.

14.         Treatment of Awards

Absent express provisions to the contrary, an Award under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or its Affiliates and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

15.         Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

16.         Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company, and shall terminate immediately prior to the tenth anniversary of the Effective Date, subject to earlier termination by the Board pursuant to Section 13.

LEHMAN BROTHERS		YOUR VOTE IS IMPORTANT
LEHMAN BROTHERS HOLDINGS INC.		VOTE BY INTERNET / TELEPHONE
745 SEVENTH AVENUE		24 HOURS A DAY, 7 DAYS A WEEK
NEW YORK, NY 10019

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/leh		1-888-229-5833
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.	PLEASE SIGN, DATE AND MAIL YOUR	☒
PROXY CARD PROMPTLY IN THE
	ENCLOSED ENVELOPE UNLESS YOU HAVE	Votes MUST be indicated
	VOTED BY TELEPHONE OR INTERNET.	(x) in black or blue ink.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

The Board of Directors recommends a vote FOR each of these nominees.					The Board of Directors recommends a vote FOR proposals 2 and 3.
1. ELECTION OF DIRECTORS:		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
01	Michael L. Ainslie	☐	☐	☐	2.	Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year by the Audit Committee of the Board of Directors.	☐	☐	☐
02	John F. Akers	☐	☐	☐
03	Roger S. Berlind	☐	☐	☐
04	Thomas H. Cruikshank	☐	☐	☐
05	Marsha Johnson Evans	☐	☐	☐	3.	Approve an amendment to Lehman Brothers Holdings Inc. 2005 Stock Incentive Plan.	☐	☐	☐
06	Richard S. Fuld, Jr.	☐	☐	☐
07	Sir Christopher Gent	☐	☐	☐
08	Roland A. Hernandez	☐	☐	☐	The Board of Directors recommends a vote AGAINST proposal 4.
09	Henry Kaufman	☐	☐	☐
10	John D. Macomber	☐	☐	☐	4.	Stockholder proposal regarding political contributions.	☐	☐	☐

						To change your address, please mark this box.			☐

S C A N L I N E

IMPORTANT: Please sign exactly as your name or names appear hereon and when signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signature is by a corporation, a duly authorized officer should sign in full corporate name.

Date	Stockholder sign here	Co-Owner sign here

LEHMAN BROTHERS HOLDINGS INC.

Proxy for Annual Meeting of Stockholders

This proxy is solicited by the Board of Directors

Joseph Polizzotto, Thomas A. Russo and Jeffrey A. Welikson or each of them (with full power to act without the others and with full power of substitution) are hereby appointed attorneys and proxies to attend the Annual Meeting of Stockholders to be held on April 12, 2007, and any adjournment thereof, and to vote and act for the undersigned on the matters listed on the reverse side hereof, which are set forth in detail in the accompanying Proxy Statement.

This proxy revokes all previous proxies. Unless specified to the contrary, it will be voted in accordance with the recommendation of the Lehman Brothers Board of Directors. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the Annual Meeting or any adjournment thereof.

(Continued, and to be signed and dated, on the reverse side.)

Mark here if you plan to attend the meeting.	☐

LEHMAN BROTHERS HOLDINGS INC.
P.O. BOX 11034
NEW YORK, N.Y. 10203-0034